Exhibit 10.24

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

NANOMETRICS INCORPORATED,

a Delaware corporation,

4D TECHNOLOGY CORPORATION,

an Arizona corporation,

THE SELLERS

named herein

AND

DR. JAMES WYANT,

as the Representative

October 26, 2018

i

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ARTICLE IX INDEMNIFICATION		60

Section 9.01	Survival of Representations, Warranties, Covenants and Agreements	60
Section 9.02	Indemnification by the Principal Shareholders	61
Section 9.03	Indemnification by Purchaser	62
Section 9.04	Limitations on Indemnification	92
Section 9.05	Special Definitions	64
Section 9.06	Procedures for Third-Party Claims	64
Section 9.07	Procedures for Inter-Party Claims	65
Section 9.08	Offset	66
Section 9.09	Anti-Circularity	66
Section 9.10	Payments	66
Section 9.11	Treatment of Indemnity Payments	67

ARTICLE X TERMINATION		67

Section 10.01	Termination	67

ARTICLE XI MISCELLANEOUS		67

Section 11.01	Representative	67
Section 11.02	No Third-Party Beneficiaries	70
Section 11.03	Remedies	70
Section 11.04	Entire Agreement	70
Section 11.05	Successors and Assigns	70
Section 11.06	Counterparts	70
Section 11.07	Headings	70
Section 11.08	Notices	71
Section 11.09	Amendments and Waivers	72
Section 11.10	Incorporation of Schedules	72
Section 11.11	Construction	72
Section 11.12	Interpretation	72
Section 11.13	Governing Law	73
Section 11.14	Waiver of Jury Trial	73
Section 11.15	Consent to Jurisdiction; Choice of Forum	73
Section 11.16	Specific Performance	73
Section 11.17	Arbitration	73
Section 11.18	Disclosure Schedules	75

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A - Sample Working Capital Exhibit

B-1 – Cash Escrow Agreement Exhibit B-2

– Stock Escrow Agreement Exhibit C –

Financial Statements

SCHEDULES

Stock Purchase Schedule

Schedule 2.03(g) – Payoff Indebtedness

Schedule 2.03(h) – Company Transaction Expenses

Schedule 2.05(k) – Termination Agreements Schedule

2.03(n) – Payoff Indebtedness

Schedule 3.01 - Business Qualifications

Schedule 3.03 - Consents, Permits and Authorizations

Schedule 3.04(a) - Pending Litigation

Schedule 3.04(b) - Judgments, Injunctions and Orders

Schedule 3.04(c) - Governmental Authority Proceedings

Schedule 3.05 - Subsidiaries

Schedule 3.06(a) - Capitalization

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Schedule 3.07 - Brokers’ Fees Schedule

3.08 - Financial Statements Schedule

3.08(b) - Indebtedness Schedule 3.09 –

Absence of Changes Schedule 3.10 –

Undisclosed Liabilities Schedule 3.11(a) –

Legal Compliance Schedule 3.11(b) –

Permits

Schedule 3.12(a) - Assets

Schedule 3.13(b) - Leased Real Property

Schedule 3.13(c) - Improvements Schedule

3.14(b) - Tax Matters

Schedule 3.15(a) - Intellectual Property Rights

Schedule 3.15(c) - Third Party Intellectual Property Infringement and Payments Schedule

3.15(d) - Company Intellectual Property Infringement

Schedule 3.16(a) - Contracts and Commitments

Schedule 3.16(b) - Performance of Obligations

Schedule 3.17 - Insurance

Schedule 3.18(a) - Employees Schedule

3.18(b) - Employees Schedule 3.19(a) –

Employee Benefits

Schedule 3.19(b) - Employee Benefits Obligations and Liabilities Schedule

3.19(h) - Employee Bonuses

Schedule 3.20 - Environmental Compliance Schedule

3.21 - Customers and Suppliers Schedule 3.22(a) –

Affiliate Transactions

Schedule 3.22(b) - Affiliate Interest in Assets and Properties

Schedule 3.23 - Accounts Receivable Collateral and Security Arrangements Schedule

3.23(b) - Accounts and Notes Payable

Schedule 3.24 – Bank Accounts Schedule

3.25(b) – Product Warranties Schedule 3.26

- Inventory

Schedule 4.01 - Ownership of Shares

v

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into on October 26, 2018, by and among (i) 4D Technology Corporation, an Arizona corporation (the “Company”), (ii) Nanometrics Incorporated, a Delaware corporation (“Purchaser”, (iii) each of the individuals signatory hereto under the heading “Sellers” on the signature pages hereto (the “Sellers”), and (v) Dr. James Wyant, as the representative of the Sellers (the “Representative”). Each of the above referenced parties is sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

The Sellers collectively own all of the issued and outstanding capital stock of the Company (the “Shares”).

At the Closing, on the terms and subject to the conditions set forth herein, the Sellers desire to sell to Purchaser, and Purchaser intends to purchase from the Sellers, all of the Shares in exchange for the delivery by Purchaser to (a) the Principal Shareholders cash and Purchaser Stock and (b) the Minority Shareholders of cash, in each case, as set forth herein (the “Stock Purchase”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“Accounting Firm” has the meaning set forth in Section 2.06(b).

“Action” means any action, suit, proceeding (including arbitration proceeding), investigation, complaint, examination, subpoena, claim, charge, grievance, order, audit, information request, governmental charge or inquiry.

“Actual Cash” has the meaning set forth in Section 2.06(b).

“Actual Company Transaction Expenses” has the meaning set forth in Section 2.06(b).

“Actual Indebtedness” has the meaning set forth in Section 2.06(b).

“Actual Working Capital Deficiency” has the meaning set forth in Section 2.06(b).

“Actual Working Capital Surplus” has the meaning set forth in Section 2.06(b)

“Adjustment due to Purchaser” has the meaning set forth in Section 2.06(c).

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“Affiliate” of a specified Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preface above.

“Business” means the activities conducted or planned to be conducted and the services offered or planned to be offered by the Company as of the date of this Agreement, including the manufacturing and sale of interferometers, surface roughness profilers and surface defect gauges, for measuring precision surfaces and optics.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business Name” means “4D Technology,” either alone or in combination with other words, graphics or designs, including all Intellectual Property in said term, and any variation, derivative, translation, transliteration, shortening or acronym thereof.

“Cancelled Option” has the meaning set forth in Section 2.02.

“Cash” means, at any particular time, the cash and cash equivalents of the Company excluding issued but uncleared checks and drafts and customer deposits.

“Cash Escrow Agreement” means the Escrow Agreement, to be dated as of the Closing Date, by and among Purchaser, the Representative and the Escrow Agent, substantially in the form of Exhibit B-1 attached hereto.

“Claim” has the meaning set forth in Section 11.17(a).

“Closing” has the meaning set forth in Section 2.01.

“Closing Balance Sheet” has the meaning set forth in Section 2.06(a).

“Closing Certificate” has the meaning set forth in Section 2.05.

“Closing Consideration” means Closing Cash Consideration plus Closing Stock Consideration.

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“Closing Cash Consideration” means (i) $40,000,000, plus (ii) the Estimated Cash, minus (iii) the Estimated Indebtedness, minus (iv) the Estimated Working Capital Deficiency, if any,  plus (v) the Estimated Working Capital Surplus, if any, minus (vi) the Estimated Company Transaction Expenses, minus (vii) the Option Payment and minus (viii) the Working Capital Escrow Amount, minus (ix) the Indemnification Escrow Stock Amount, minus (x) the IP Indemnification Escrow Cash Amount minus (xi) the Sales Tax Indemnification Escrow Cash Amount minus (xii) Closing Stock Consideration, in each case of clauses (ii)-(vii) foregoing, as set forth on the Closing Certificate delivered to Purchaser pursuant to Section 2.05.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Stock Consideration” means $4,000,000 of Purchaser Stock (or 125,117 shares of Purchaser Stock based on the weighted average closing price of the common stock of Purchaser on NASDAQ during the twenty (20) consecutive trading days immediately prior to the date hereof).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company Board” has the meaning set forth in Section 3.02.

“Company Intellectual Property” has the meaning set forth in Section 3.15(a).

“Company Software” has the meaning set forth in Section 3.15(a).

“Company Systems” has the meaning set forth in Section 3.15(e).

“Company Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of the Company in anticipation of, in connection with, or otherwise related to, the Transactions and/or any related or alternative transactions (including (i) all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants, (ii) all change of control, severance, termination or similar payments, (iii) any amounts paid in connection with obtaining any consents of Governmental Authorities or third parties in connection with the Transactions and (iv) employer’s share of payroll Taxes attributable to any payments made in anticipation of, in connection with, or otherwise related to, the Transactions.

“Confidential Information” means the information, observations and data (including trade secrets) obtained by a Seller during such Seller’s employment with, service to or ownership of the Company concerning the business or affairs of the Company, excluding any such information that is or becomes generally available to the public (other than as a result of a disclosure by the Company, any Seller or any of their respective Affiliates, Subsidiaries, officers, directors, members, partners, employees, attorneys, accountants or other representatives or agents).

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“Customer Agreement” has the meaning set forth in Section 3.16(a)(ii).

“Damages” has the meaning set forth in Section 9.02.

“Disclosing Party” has the meaning set forth in Section 11.17(d).

“Disclosure Schedules” means the disclosure schedules delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement.

“Dispute Period” has the meaning set forth in Section 2.06(b).

“Employee Benefit Plan” means each “employee benefit plan” (as defined in section 3(3) of ERISA), each retention, employment, severance, bonus, incentive, change-in-control, retirement, pension, profit-sharing, nonqualified, deferred compensation, equity or equity-based, welfare, vacation, health or medical, disability, or sick leave contract, plan, program, policy, agreement or arrangement, and each other benefit or compensation contract, plan, program, policy, agreement or arrangement that is maintained, sponsored, contributed to or required to be contributed to by the Company or its Affiliates, or with respect to which the Company, its or Affiliates, or any ERISA Affiliate has or could reasonably be expected to have any current or potential liability or obligation.

“Environmental Laws” means all Laws, including all rules and regulations promulgated thereunder, and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, and all contractual obligations, whenever enacted or in effect, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, worker health or safety, or public health or safety, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, exposure to, manufacturing or cleanup of any Hazardous Substances or wastes, noise or odor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with the Company or any of its Affiliates under section 414 of the Code.

“Escrow Agent” means Computershare Trust Company, N.A.

“Escrow Agreements” means the Stock Escrow Agreement and the Cash Escrow Agreement.

“Estimated Cash” means the estimated Cash of the Company as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, as set forth on the Closing Certificate delivered to Purchaser pursuant to Section 2.05.

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“Estimated Company Transaction Expenses” means the estimated Company Transaction Expenses of the Company as of as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, as set forth on the Closing Certificate delivered to Purchaser pursuant to Section 2.05.

“Estimated Indebtedness” means the estimated Indebtedness of the Company as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, as set forth on the Closing Certificate delivered to Purchaser pursuant to Section 2.05.

“Estimated Working Capital Deficiency” means the estimated Working Capital Deficiency of the Company as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, as set forth on the Closing Certificate delivered to Purchaser pursuant to Section 2.05.

“Estimated Working Capital Surplus” means the estimated Working Capital Surplus of the Company as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, as set forth on the Closing Certificate delivered to Purchaser pursuant to Section 2.05.

“Financial Statements” has the meaning set forth in Section 3.08.

“Fundamental Representations” has the meaning set forth in Section 9.01.

“Fully Diluted Capital Stock” means the sum, without duplication, of (1) the aggregate number of shares of common stock of the Company that are outstanding immediately prior to the Closing, and (2) the aggregate number of shares of common stock issuable upon the exercise of Options for which an Option Payment will be made.

“GAAP” United States generally accepted accounting principles, as of the date hereof, consistently applied and, to the extent not inconsistent with GAAP, using the same accounting principles, practices, procedures, policies, assumptions and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used by the Company in the preparation of the 2017 Financial Statements.

“Governmental Authority” means any (i) government; (ii) governmental or quasigovernmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal or arbitral); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (iv) any Person acting pursuant to a grant of authority from a Governmental Authority, in the case of any of clause (i) through (iv), whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

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“Hazardous Substance” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, per- and polyfluoroalkyl substances, urea formaldehyde foam insulation, polychlorinated biphenyls, and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental Law, and (c) any other chemical, material, waste or substance exposure to which is prohibited, limited or regulated under any applicable Environmental Law.

“Improvements” has the meaning set forth in Section 3.13(c).

“Indebtedness” means at a particular time, without duplication and whether current or non- current, (i) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (ii) any indebtedness evidenced by any loan agreement, note, bond, debenture or other debt security or similar instrument, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities, in each case to the extent included as current liabilities in the definition of “Working Capital”), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guaranties in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) customer deposits, progress payments and other deferred revenue, (ix) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (i) through (viii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations, (x) all unpaid Taxes of the Company for all Pre- Closing Tax Periods and (xi) any liabilities of the Company that were not incurred in the Ordinary Course of Business (including as may result from the Transactions), in each case, whether or not such items are included as indebtedness or liabilities in accordance with GAAP. For the avoidance of doubt, as it relates to the Company on or prior to the Closing, Indebtedness shall also include any amounts due to any Seller.

“Indemnification Escrow Funds” means the (i) Indemnification Escrow Stock, if any of such stock has not been sold in exchange for cash, (ii) if any of such stock has been sold in exchange for cash, the amount of such cash plus any interest or other investment proceeds thereon, (iii) the IP Indemnification Escrow Cash Amount plus any interest or other investment proceeds thereon and (iv) the Sales Tax Indemnification Escrow Cash Amount plus any interest or other investment proceeds thereon. The Indemnification Escrow Funds will be available to satisfy any amounts owed by the Principal Shareholders to Purchaser under this Agreement in accordance with the terms of the Escrow Agreements.

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“Indemnification Escrow Stock” means 125,117 shares of Purchaser Stock issued to the Principal Shareholders to be held by the Escrow Agent pursuant to the terms of this Agreement and the Stock Escrow Agreement, which Purchaser Stock will be available to satisfy any amounts owed by the Principal Shareholders to Purchaser under this Agreement in accordance with the terms of the Stock Escrow Agreement. To the extent that any Purchaser Stock is released to an Indemnified Party under ARTICLE VII such Purchaser Stock shall be valued based on the weighted average closing price of the common stock of Purchaser on NASDAQ during the twenty (20) consecutive trading days immediately prior to the date hereof. “Indemnification Escrow Stock Amount” means $3,000,000.

“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Individual Seller Breach” means, with respect to any Seller, the breach by such Seller of any representation or warranty made solely as to such Seller in ARTICLE V or any covenant or agreement made by such Seller in this Agreement, or in each case in any of the certificates, agreements or other documents furnished by such Seller pursuant to this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:

(i)all patents, patent applications (including originals, divisionals, continuations, continuations-in-part, extensions, revisions, reexaminations and reissues thereof), patent disclosures, inventions and invention disclosures (whether or not patentable); (ii) all trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, and all other indicia or origin (and all translations, transliterations, adaptations, derivations and combinations of the foregoing) and Internet domain names, franchises, and all registrations, applications and renewals for any of the foregoing together with all goodwill associated with each of the foregoing (collectively, “Trademarks”); (iii) all works of authorship (whether or not copyrightable), copyrights and copyrightable works (including “look-and-feel”), mask works and moral rights, and all registrations, applications and renewals for any of the foregoing (collectively, “Copyrights”); (iv) all data, databases and database rights; (v) all trade secrets, confidential information, customer and supplier lists, data and customer records, reports, studies, software development methodologies, technical information, pricing and cost information, marketing plans and proposals, proprietary business information, process technology, plans, drawings, blue prints, know-how, techniques, protocols, processes, methods, specifications, data, algorithms, compositions, industrial models, architectures layouts, designs, research and development and inventions (whether patentable or unpatentable and whether or not reduced to practice) (collectively, “Trade Secrets”); (vi) all Software; (vii) all right of publicity and privacy, including the right to use the name, voice, likeness, signature and biographies of real persons, together with all goodwill related thereto; (viii) all other proprietary or industrial rights and all other intellectual property and all rights associated with any of the foregoing; and (ix) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“Inter-Party Claim” has the meaning set forth in Section 9.07.

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“Inventory” means the Company’s, including all raw materials and supplies, packaging materials, manufactured or purchased products or parts, work in process, finished products and goods, products and goods in transit and returned products and goods, net of the reserves (including with respect to reserves for slow-moving, obsolete or damaged Inventory) applicable thereto (as shown on the Latest Balance Sheet).

“IP Indemnification Escrow Cash Amount” means $4,000,000.

“IP Indemnification Escrow Funds” means the IP Indemnification Escrow Cash Amount plus any interest or other investment proceeds thereon.

“IRS” means the Internal Revenue Service.

“Item of Dispute” has the meaning set forth in Section 2.06(b).

“JAMS Rules” has the meaning set forth in Section 11.17(a).

“Key Sellers” means James Millerd and Neal Brock.

“Knowledge” means, (a) with respect to the Company, the actual knowledge of James Wyant, James Millerd, and Neal Brock, Al Davis, Eric Novak and Chris Lesadd, after reasonable inquiry of such individuals direct reports, and (b) with respect to the Seller, the actual knowledge of such Seller.

“Latest Balance Sheet” has the meaning set forth in Section 3.08.

“Law” means all laws (including common law), by-laws, statutes, rules, regulations, codes, injunctions, decrees, orders, settlements, awards, ordinances, registration requirements, disclosure requirements and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.13(b).

“Leases” has the meaning set forth in Section 3.13(b).

“Lien” means any security interest, pledge, license, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, option, warrant, purchase right, commitment, right of first refusal, grant of a power to confess judgment, conditional sale and title retention agreement (including any lease in the nature thereof), charge, third-party claim, demand, equity, security title, lien, encumbrance or other similar arrangement or interest in real or personal property.

“Majority Seller” means James Wyant.

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“Material Adverse Effect” means any actual effect or change that, individually or together with any other effects or changes, has been or could reasonably be expected to be materially adverse to the businesses, assets and properties, customer, supplier or employee relationships, condition (financial or otherwise), cash flows, prospects, results of operations or operations of the Company taken as a whole, or on the ability of the Company to consummate timely the Transactions, without regard to the duration or persistence, of such effects or changes, and regardless of whether or not such adverse effect or change can be cured or whether Purchaser has knowledge of such effect or change on the date hereof; provided, however, that the foregoing shall not include any such effects or changes resulting from any of the following, to the extent occurring after the date of this Agreement: (i) changes in general economic conditions which do not disproportionately affect the Company as compared to the effect of any such change on other companies in the same industry, (ii) changes resulting from acts of terrorism, acts of war or escalation of hostilities, or (iii) changes or effects directly resulting from any breach by Purchaser of this Agreement.

“Material Contracts” has the meaning set forth in Section 3.16(a).

“Minority Shareholder” shall mean any shareholder of the Company, other than a Principal Shareholder.

“Named Competitors” means KLA-Tencor, ASML, Nova Measuring Instruments, Zygo/Ametek, Bruker, Rudolph Technology, Applied Materials and any successor or assignee thereof, whether by acquisition, merger, assignment or otherwise, to a material portion of such Person’s business or assets.

“Notice of Disagreement” has the meaning set forth in Section 2.06(b).

“Option” means an option to purchase Common Stock of 4D Technology Corporation, an Arizona corporation, pursuant to the Plan.

“Option Payment” has the meaning set forth in Section 2.02.

“Optionholder” means each holder of an Option.

“Option Release Agreements” means those agreements set forth in items 2 through 6 on Schedule 3.16(a)(v).

“Ordinary Course of Business” means the usual and ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity, timing, duration and frequency).

“Party” and “Parties” each has the respective meaning set forth in the preface above.

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“Permits” means all licenses, permits, franchises, approvals, authorizations, qualifications, clearances, registrations, notifications, exemptions, certificates of need, accreditations, certifications, determinations, participation agreements, consents or orders of, or filings with, any Governmental Authority or any other Person necessary for the Company to carry on its business.

“Percentage Allocation” means (i) with respect to the Majority Seller, 70%, (ii) with respect to James Millerd, 15% and (iii) with respect to Neal Brock, 15%.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority, arbitrator, or another entity.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, or serve advertisements to an individual, including without limitation, name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; Internet Protocol (IP) addresses or other information that is regulated by one or more Privacy Laws (as defined herein).

“Physical Inventory Count” has the meaning set forth in Section 6.05.

“Plan” means the 4D Technology Corporation Amended and Restated Stock Option Plan.

“Pre-Closing Tax Period” means (a) all taxable periods ending on or before the Closing Date and (b) the portion of any Straddle Period through the end of the Closing Date.

“Principal Shareholders” means the Majority Seller and the Key Shareholders.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) all Privacy Laws; (b) all Privacy Contracts, and (c) all Privacy Policies.

“Privacy Contracts” means all Contracts between the Company and any Person that are applicable to the Processing of Personal Information.

“Privacy Laws” means the Payment Card Industry Data Security Standard (“PCI DSS”) and any Laws applicable to the Processing of Personal Information including, without limitation, the Health Insurance Portability and Accountability Act and all regulations promulgated thereunder, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), the Telephone Consumer Protection Act (“TCPA”), all Laws related to telemarketing and text messaging, all Laws related to breach notification, and all applicable foreign Laws including Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 (“GDPR”) and Directive 2002/58/EC as amended by Directive 2009/136/EC.

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“Privacy Policies” means all written policies and procedures applicable to the Company relating to the Processing of Personal Information, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Pro Rata Closing Cash Consideration to Minority Shareholder” means, with respect to any Minority Shareholder, a fraction, (A) the numerator of which is (i) $40,000,000, plus (ii) the Estimated Cash, minus (iii) the Estimated Indebtedness, minus (iv) the Estimated Working Capital Deficiency, if any, plus (v) the Estimated Working Capital Surplus, if any, minus (vi) the Estimated Company Transaction Expenses, in each case of clauses (ii)-(vi) foregoing, as set forth on the Closing Certificate delivered to Purchaser pursuant to Section 2.05, and (B) the denominator of which is the Fully Diluted Capital Stock.

“Pro Rata Closing Cash Consideration to Principal Shareholder” means, with respect to any Principal Shareholder, a fraction, (A) the numerator of which is (i) $40,000,000, plus (ii) the Estimated Cash, minus (iii) the Estimated Indebtedness, minus (iv) the Estimated Working Capital Deficiency, if any, plus (v) the Estimated Working Capital Surplus, if any, minus (vi) the Estimated Company Transaction Expenses, and minus (vii) the Working Capital Escrow Amount,  minus (viii) the Indemnification Escrow Stock Amount, minus (ix) the IP Indemnification Escrow Cash Amount minus (x) the Sales Tax Indemnification Escrow Cash Amount minus (xi) the Closing Stock Consideration, in each case of clauses (ii)-(vi) foregoing, as set forth on the Closing Certificate delivered to Purchaser pursuant to Section 2.05, and (B) the denominator of which is the Fully Diluted Capital Stock.

“Process” or “Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prohibited Transaction” has the meaning set forth in section 406 of ERISA and section 4975 of the Code.

“Purchased Shares” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the preface above.

“Purchaser Fundamental Representation” has the meaning set forth in Section 9.01.

“Purchaser Indemnified Party” has the meaning set forth in Section 9.02.

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“Purchaser Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of the Purchaser and its Affiliates in anticipation of, in connection with, or otherwise related to, the Transactions and/or any related or alternative transactions, including all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants.

“Related Party” means any officer, director, manager, equityholder, member or Affiliate of the Company, any individual related by blood, marriage or adoption to any such Person, and any Person controlled by any of the foregoing.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into or thorough the environment.

“Released Claim” has the meaning set forth in Section 7.06.

“Releasee” has the meaning set forth in Section 7.06.

“Representative” has the meaning set forth in the preface above.

“Sales Tax Indemnification Escrow Cash Amount” means $834,000.

“Sales Tax Indemnification Escrow Funds” means the Sales Tax Indemnification Escrow Cash Amount plus any interest or other investment proceeds thereon. The Sales Tax Indemnification Escrow Funds will be available to satisfy any amounts owed by the Principal Shareholders to Purchaser under this Agreement in respect of Sales Taxes in accordance with the terms of the Cash Escrow Agreement.

“Sales Taxes” means any and all sales, use, business, occupation and similar Taxes attributable to periods or portions thereof ending on or before the Closing Date, including interest and penalties thereon.

“Section 1542” has the meaning set forth in Section 7.06.

“Securities  Act”  means  the  Securities  Act  of  1933,  as  amended,  and  the  rules  and regulations promulgated thereunder.

“Security Breach” means security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations of IT Assets.

“Seller Fundamental Representation” has the meaning set forth in Section 9.01.

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“Seller Indemnified Party” has the meaning set forth in Section 9.03.

“Sellers” has the meaning set forth in the preface above.

“Shares” has the meaning set forth in the preface above.

“Software” means any and all (i) computer programs, architectures, libraries, firmware and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.

“State / Local Tax Proceeding” has the meaning set forth in Section 7.04(f)(i).

“Stock Escrow Agreement” means the Escrow Agreement, to be dated as of the Closing Date, by and among Purchaser, the Representative and the Escrow Agent, substantially in the form of Exhibit B-2 attached hereto.

“Stock Purchase” has the meaning set forth in the preface above.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company or other business entity.

“Supply Agreement” has the meaning set forth in Section 7.07.

“Target Working Capital” means $4,500,000.

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“Tax” means (i) any federal, state, local or foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, escheat, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever and denominated by any name whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, (ii) any and all liability for amounts described in clause (i) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation, and (iii) any and all liability for amounts described in clause (i) or (ii) of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Tax Proceeding” has the meaning set forth in Section 7.04(f)(ii).

“Tax Return” means any federal, state, local, foreign or other applicable return, declaration, report, claim for refund, information return or statement or other document (including any amendment thereto and any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the Internal Revenue Service or any other Governmental Authority or Taxing Authority or agency or in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority having or purporting to have jurisdiction with respect to any Tax.

“Third-Party Claim” has the meaning set forth in Section 9.06.

“Threshold” has the meaning set forth in Section 9.04(a)(i).

“Total Indemnity Cap” has the meaning set forth in Section 9.04(b)(i).

“Tracking Applications” means any software disseminated by any entity on behalf of the Company that is installed on consumers’ computers or devices and used by any entity on behalf of the Company to monitor, record or transmit information about activities occurring on the computers on which it is installed, or about data that is stored or created on, transmitted from or transmitted to the computers or devices on which it is installed.

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“Transaction Documents” means this Agreement, the Escrow Agreements, the Option Release Agreements and the agreements, documents and instruments contemplated hereby and thereby (including each of the agreements, documents and instruments contemplated by the Disclosure Schedules).

“Transactions” means the Stock Purchase and the other transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.03.

“Treasury Regulations” means the regulations under the Code promulgated by the United States Treasury Department.

“VDA Filing” has the meaning set forth in Section 7.04(g).

“WARN Act” has the meaning set forth in Section 3.18(b).

“Working Capital” means (x) the book value of all current assets of the Company, including accounts receivable, inventories and prepaid expenses (net of reserves), but specifically excluding Cash, marketable securities and Tax assets, minus (y) the book value of all current liabilities of the Company, including accounts and other amounts payable and accrued expenses, but specifically excluding customer deposits, progress payments, deferred revenue, Tax liabilities, unpaid Company Transaction Expenses and Indebtedness, in each case determined in accordance with GAAP and the Sample Working Capital set forth on Exhibit A (to the extent the Sample Working Capital was prepared in accordance with GAAP).

“Working Capital Deficiency” means the excess, if any, of the Target Working Capital over the Working Capital as of immediately prior to the Closing.

“Working Capital Escrow Amount” means $500,000.

“Working Capital Escrow Funds” means the Working Capital Escrow Amount, plus any interest or other investment proceeds thereon.

“Working Capital Surplus” means the excess, if any, of the Working Capital over the Target Working Capital as of immediately prior to the Closing.

ARTICLE II

THE CLOSING TRANSACTIONS

Section 2.01Stock Purchase.  At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser and the Sellers shall consummate the Stock Purchase, pursuant to which each Seller shall sell, transfer and assign to Purchaser all of such Seller’s right, title and interest in and to each of the Shares set forth opposite such Seller’s name on the Stock Purchase Schedule under the column labeled “Purchased Shares” (the “Purchased Shares”), free and clear of all Liens and with no restrictions on the voting or transfer thereof, in exchange for (a)

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the issuance by Purchaser to the Principal Shareholders of a number of shares of Purchaser Stock (the “Purchaser Stock”) set forth opposite such Seller’s name on the Stock Purchase Schedule under the column heading “Shares of Purchaser Stock,” (b) payment by Purchaser to each Principal Shareholder, by wire transfer of immediately available funds, of cash in an amount equal to the Pro Rata Closing Consideration to Principal Shareholder for each share of common stock held by such Principal Shareholder as of the Closing and as set forth opposite such Principal Shareholder’s name on the Closing Statement, subject to Purchaser’s review and consent, and (c) payment by Purchaser to each Minority Shareholder, by wire transfer of immediately available funds, of cash in an amount equal to the Pro Rata Closing Consideration to Minority Shareholder for each share of common stock held by such Minority Shareholder as of the Closing and as set forth opposite such Minority Shareholder’s name on the Closing Statement, subject to Purchaser’s review and consent.

Section 2.02Cancellation of Options.

(a)Immediately prior to the Closing, each Option shall be surrendered to the Company and immediately cancelled by the Company (each, a “Cancelled Option”) in exchange for the right to receive an amount of cash (without interest) (such amount payable with respect to each Option hereunder being referred to as the “Option Payment” and collectively with respect to all Options, the “Option Payments”) as provided in this Section 2.02 and pursuant to the Option Release Agreements.

(b)Simultaneously with the Closing, Purchaser shall, on behalf of the Company, make the Option Payments to the Optionholders. For each Optionholder, the Option Payment shall be an amount of cash (without interest) as set forth in such Optionholder’s Option Release Agreement. Each such Option Payment paid by Purchaser shall be paid to the Optionholders net of any applicable withholding, and all withholdings shall be timely remitted to the appropriate Governmental Authority.

(c)Notwithstanding anything to the contrary contained in this Agreement, any payments in respect of Cancelled Options that were issued to a Person in exchange for services (including an employee of the Company) shall be treated as compensation for Tax purposes to the extent required by Law.

(d)Simultaneously with the Closing, the Plan shall be terminated, following the Closing Date, no Optionholder or any participant in the Plan will have any right to acquire any equity securities of the Company as a result of such holder’s Options.

Section 2.03The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at 10:00 a.m. local time on November 15, 2018, provided, that all of the conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions the respective Parties shall take at the Closing itself) have been satisfied or waived, (b) if such conditions have not been satisfied or waived on or prior to November 15, 2018, then at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions the respective Parties shall take at the Closing itself), or (c) on such other date as the Parties may mutually determine in writing (the “Closing Date”).

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Section 2.04Deliveries at the Closing. At the Closing, the Parties shall deliver, or cause to be delivered, each of the following:

(a)Each Seller shall deliver, in each case accompanied by a stock power duly executed by such Seller (and, if a married individual, a spousal consent duly executed by such Seller’s spouse), to Purchaser, accompanied by certificates representing such Seller’s Purchased Shares, in each case, in form and substance satisfactory to Purchaser;

(b)Purchaser shall issue to the Principal Shareholders a number of shares of Purchaser Stock as determined pursuant to Section 2.01, and shall record such issuance on its books and records;

(c)Purchaser shall deliver to each Principal Shareholder cash as determined pursuant to Section 2.01, by wire transfer of immediately available funds to a bank account designated in writing by each such Principal Shareholder;

(d)Purchaser shall deliver to each Minority Shareholder cash as determined pursuant to Section 2.01, by wire transfer of immediately available funds to a bank account designated in writing by each such Minority Shareholder;

(e)Purchaser, the Representative and the Escrow Agent shall deliver to each other a duly executed copy of each of the Escrow Agreements;

(f)Purchaser shall deliver to the Escrow Agent the Working Capital Escrow Amount, the IP Indemnification Escrow Cash Amount and the Sales Tax Indemnification Escrow Cash Amount, by wire transfer of immediately available funds to a bank account designated in writing by the Escrow Agent;

(g)Purchaser shall deliver to the Escrow Agent the Indemnification Escrow Stock;

(h)The Purchaser shall repay, on behalf of the Company, each item of Indebtedness listed on Schedule 2.04(h), by wire transfer of immediately available funds to the Persons and accounts specified in the payoff letters delivered pursuant to Section 2.04(n);

(i)The Purchaser shall pay, on behalf of the Company, the Company Transaction Expenses specified on Schedule 2.04(i) (which shall be delivered by the Company to Purchaser at least three (3) Business Days prior to the Closing), by wire transfer of immediately available funds to the Persons or bank accounts specified on Schedule 2.04(i) and the Company shall have delivered to Purchaser invoices for all such Company Transaction Expenses, in each case, prior to the Closing Date;

(j)The Purchaser shall make the Option Payments to be made by it pursuant to Section2.02 and deliver to the Purchaser evidence of each Cancelled Option;

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(k)As requested by Purchaser, the Company shall deliver to Purchaser resignations, effective as of the Closing, from each Person who holds any director, or officer position with the Company as of immediately prior to the Closing;

(l)The Parties shall have made all filings required to be made by them and have obtained all Permits and other authorizations and consents required to be obtained under all applicable Laws to consummate the Transactions in compliance with such Laws, in each case on terms and conditions satisfactory to the Purchaser;

(m)The Company shall deliver to Purchaser a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to the Purchaser, dated as of the Closing Date, attaching (A) copies of the articles of incorporation and bylaws of the Company and (B) a copy of the resolutions of the Company’s board of directors approving this Agreement, the other Transaction Documents and the Transactions;

(n)The Company shall deliver to Purchaser a payoff letter in respect of each item of Indebtedness set forth on Schedule 2.04(h) indicating that, upon payment of the payoff amount specified in such payoff letter, all outstanding obligations of the Company arising under or related to the Indebtedness owed to the Persons thereunder shall be repaid and extinguished in full and that, upon receipt of such amount, such Persons shall release its Liens in the assets and properties of the Company, in each case in form and substance reasonably satisfactory to Purchaser;

(o)The Company shall have obtained releases of all Liens relating to the Business, in each case in form and substance satisfactory to Purchaser (collectively, “Lien Releases”), and the Company shall deliver to Purchaser copies of each such Lien Release;

(p)The Company shall obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the current and former directors and officers of the Company as direct beneficiaries with a claims period of at least five (5) years from the Closing Date, and providing for coverage in the amount of at least $1,000,000 per occurrence and $2,000,000 in the aggregate, the cost of which “tail” insurance policies shall be a Company Transaction Expense, and the Company shall deliver a copy of such insurance policies to Purchaser;

(q)The Company shall deliver to Purchaser a (i) certificate of good standing of the Company issued by the Arizona Corporation Commission and (ii) tax clearance certificate of the Company issued by the Department of Revenue of the State and taxing authority of its state of incorporation, in each case, dated as of a recent date, and in any state where the Company has material operations;

(r)Within five (5) Business Days following Closing, the Sellers shall deliver to Purchaser a CD containing true, correct and complete copies of such documents or agreements (together with all amendments, waivers or other changes thereto), and an index of such documents and agreements, which were posted to the Project Fang online data room hosted by Clio Connect as of immediately prior to Closing; and

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(s)The Company shall deliver to Purchaser a certificate from the Company, in form and substance as required under Treasury Regulation Section 1.897-2(h), certifying that stock of the Company is not a “United States real property interest” for purposes of Section 1445 of the Code, together with evidence reasonably satisfactory to Purchaser that the Company will provide notice to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h).

Section 2.05Closing Certificate. No later than three (3) Business Days prior to the Closing, the Company shall have delivered to Purchaser a certificate, duly certified by an authorized officer of the Company, and in form and substance acceptable to Purchaser (the “Closing Certificate”) accurately setting forth: (a) the Estimated Cash as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, (b) the Estimated Indebtedness as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, (c) the Estimated Working Capital Deficiency, if any, as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, (d) the Estimated Working Capital Surplus, if any, as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, (e) the Estimated Company Transaction Expenses, as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, (f) the Closing Consideration, (g) the Pro Rata Closing Consideration to Principal Shareholder and (h) the Pro Rata Share Consideration to Minority Shareholder. Concurrently with delivery of the Closing Certificate, the Company shall also deliver to Purchaser, in such detail as is reasonably acceptable to Purchaser, all information on which the calculations reflected in the Closing Certificate are based.

Section 2.06Post-Closing Adjustment.

(a)Promptly, but in any event within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to the Representative a balance sheet of the Company (the “Closing Balance Sheet”), which will reflect Purchaser’s determination of (i) the Cash of the Company as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, (ii) the Indebtedness of the Company as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, (iii) the Working Capital Deficiency, if any, as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, (iv) the Working Capital Surplus, if any, as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, (v) the Company Transaction Expenses, as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date and (vi) the Closing Consideration. The Closing Balance Sheet shall be prepared in accordance with GAAP and the Sample Working Capital.

(b)If the Representative in good faith disagrees with Purchaser’s determination of the Cash, Indebtedness, Working Capital Deficiency, if any, Working Capital Surplus, if any, and/or Company Transaction Expenses, in each case as set forth on the Closing Balance Sheet, the Representative may, within thirty (30) days after receipt of the Closing Balance Sheet (the “Dispute Period”), deliver a written notice (the “Notice of Disagreement”) to Purchaser setting forth each item of dispute (each, an “Item of Dispute”), the reasonable basis for such dispute and the Representative’s calculation of such Item of Dispute. If Purchaser does not receive a Notice of Disagreement within thirty (30) days after delivery by Purchaser of the Closing Balance Sheet, the Closing Balance Sheet shall be conclusive and binding upon each of the Parties. If Purchaser receives a Notice of Disagreement from the Representative within thirty (30) days after delivery by

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Purchaser of the Closing Balance Sheet, Purchaser and the Representative shall attempt in good faith to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Balance Sheet shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the thirtieth (30th) day after timely delivery by the Representative of the Notice of Disagreement, Purchaser and the Representative shall jointly retain BPM to resolve such remaining disagreement, it being understood that any item not included as an Item of Dispute on the Notice of Disagreement shall be conclusive and binding upon each of the Parties as set forth on the Closing Balance Sheet. Notwithstanding the foregoing, if BPM is then unavailable for such purposes, Purchaser and the Representative shall jointly retain an independent accounting firm of national standing to resolve such remaining disagreement; provided, that if Purchaser and the Representative are unable to agree on the choice of such accounting firm, then such accounting firm will be selected by lot (after each of Purchaser, on one hand, and the Representative, on the other hand, submits two such firms and excludes one firm submitted by the other) (the firm actually retained pursuant to this Section 2.06, the “Accounting Firm”). Purchaser and the Representative shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute as soon as practicable after its retention, and each of Purchaser, the Representative and each of their respective agents and representatives shall cooperate with the Accounting Firm and shall provide the Accounting Firm with reasonable access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may reasonably request, so as to enable it to make such determination as quickly and accurately as practicable. The Accounting Firm shall consider only those items and amounts that were set forth in the Closing Balance Sheet and the Notice of Disagreement and that remain unresolved by Purchaser and the Representative, and in resolving any such Item of Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party nor less than the smallest value for such item claimed by either Party. The Accounting Firm’s determination(s) shall be based upon the definitions of Cash, Indebtedness, Working Capital Deficiency, Working Capital Surplus and Company Transaction Expenses (as applicable) included herein. The Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform to this Section 2.06 and, absent manifest error, shall be conclusive and binding upon each of the Parties, and the Closing Balance Sheet shall be modified to the extent necessary to reflect such determination(s). The Accounting Firm shall allocate its fees, costs and expenses between Purchaser on the one hand, and the Sellers on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Person bears to the amount actually contested by such Person (treating the Sellers as a single Person for such purpose). The Cash, Indebtedness, Working Capital Deficiency, Working Capital Surplus and Company Transaction Expenses, in each case as of immediately prior to the Closing and as finally determined pursuant to this Section 2.06, are referred to herein as the “Actual Cash,” “Actual Indebtedness,” “Actual Working Capital Deficiency,” “Actual Working Capital Surplus,” and “Actual Company Transaction Expenses,” respectively. The Accounting Firm shall provide a determination of the “Final Adjustment Amount” which shall be equal to (and which may be a positive or negative number) the Accounting Firm’s determination of Closing Consideration pursuant to this Section 2.06 minus the Seller’s determination of Closing Consideration set forth in the Closing Certificate.

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(c)Payments. Within five (5) days after the determination of the Final Adjustment Amount, (i) if the Final Adjustment Amount is a positive number, Purchaser shall pay (or cause to be paid) to the account(s) designated in writing by the Representative an amount in cash equal to the Final Adjustment Amount; (ii) if the Final Adjustment Amount is a negative number, the Representative and Purchaser shall direct the Escrow Agent to pay to the account designated in writing by Purchaser (x) an amount in cash from the Working Capital Escrow Funds equal to the lesser of the Final Adjustment Amount and the amount of Working Capital Escrow Funds, and (y) an amount in cash from the Indemnification Escrow Funds held in the Working Capital Escrow Account (as defined in the Cash Escrow Agreement) equal to the amount by which the Final Adjustment Amount exceeds the Working Capital Escrow Funds, if any. In the event any Working Capital Escrow Funds remain in escrow following payment of the Final Adjustment Amount pursuant to the foregoing clauses (i) and (ii), Purchaser and the Representative shall jointly direct the Escrow Agent to pay immediately to the account designated in writing by the Representative an amount in cash equal to all of the Working Capital Funds remaining in the Working Capital Escrow Account. In the event that the Final Adjustment Amount is a negative number and the Working Capital Escrow Funds and Indemnification Escrow Funds are insufficient to satisfy the Majority Seller’s and Key Seller’s obligation to pay the Final Adjustment Amount to Purchaser in full, then within five (5) days after the determination of the Final Adjustment Amount, the Majority Seller and Key Sellers shall pay (in accordance with their Percentage Allocations) to Purchaser by wire transfer of immediately available funds the amount of such deficiency. Furthermore, in the event that any Indemnification Escrow Funds are used to satisfy the Majority Seller’s and Key Sellers’ obligation to pay a Final Adjustment Amount to Purchaser, within five (5) days following such payment, the Majority Seller and Key Sellers shall (in accordance with their Percentage Allocations), in order to replenish the Indemnification Escrow Account, pay to the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the amount of Indemnification Escrow Funds used to pay such Final Adjustment Amount to Purchaser.

Section 2.07Withholding Rights. Notwithstanding anything herein to the contrary, Purchaser, the Company and the Representative shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as any such Person is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by any such Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Purchaser to enter into and perform their respective obligations under this Agreement, the Company represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 3.01Organization of the Company. The Company is duly organized, validly existing and in good standing under the Laws of Arizona and is duly qualified, licensed or admitted to do business as a foreign entity and is in good standing in every jurisdiction in which the operation of its business or the ownership of its assets requires it to be so qualified, licensed, admitted or in good standing. Schedule 3.01 lists all of the jurisdictions in which each of the Company is qualified to do business as a foreign entity.

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Section 3.02Authorization of Transactions by the Company. The Company has full right, power and authority, and all licenses, permits and authorizations necessary, to own, lease and operate its properties, to carry on its businesses as now conducted, and to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and its shareholders and (b) authorized and approved the Transaction Documents to which the Company is a party, the execution and delivery by the Company of such Transaction Documents, and the performance by the Company of its obligations thereunder. The Transaction Documents to which the Company is a party have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties thereto, constitute, or will constitute, the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 3.03Noncontravention. Except as set forth on Schedule 3.03, neither the execution and the delivery by the Company of the Transaction Documents, nor the consummation of the Transactions or the performance of any obligations hereunder and thereunder, (a) violate or conflict with any provisions of the Company’s governing documents, (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or order to which the Company is subject, or (c) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in or create in any Person the right to, accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Lien upon or with respect to any equity interests or assets of the Company under, any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which the Company is a party, or by which the Company or any of its assets or properties are bound. No consent, approval, license, Permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of the Company in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions. The Company has not received any written notice from any Governmental Authority indicating that such Governmental Authority would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the Transactions.

Section 3.04Litigation.

(a)Except as set forth on Schedule 3.04(a), there is, and for the previous five (5) years there has been, no Action, whether written or oral, pending or, to the Company’s Knowledge, threatened against, related to or affecting the Company or any of its assets or properties, at Law or in equity by or before a third Person or a Governmental Authority, including any Action with respect to the Transactions, and, to the Company’s Knowledge, there exists no basis for any of the foregoing. The Company has not received any notice of, and, to the Company’s Knowledge, there has been no, fact, circumstance or event which is or has been caused by or has allegedly been

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caused by or is otherwise involving any services performed in connection with or on behalf of the Company that is reasonably likely to result in or serve as a basis for an Action by or for Damages to any Person. Neither the Company nor any of its assets is subject to or bound by any settlement or conciliation agreement, or any judgment, order, award, or decree of any court or Governmental Authority (including any restricting the use or disposition thereof).

(b)Except as set forth in Schedule 3.04(b), there are, and for the previous five (5) years there have been, no judgments, settlements, awards, injunctions or orders outstanding against or affecting the Company or against or affecting any Seller or director or officer of the Company.

(c)Schedule 3.04(c) includes a brief summary description of all Actions, examinations, visitation reports, off-site reviews, subpoenas, audits, investigations, sweep letters or other inquiries by a Governmental Authority involving the Company, or any of its or their directors, officers, employees, or equityholders arising in connection with or relating to the Business occurring, arising or existing during the past five (5) years.

(d)The Company has delivered to Purchaser all responses of counsel for the Company to auditors’ requests for information regarding Actions pending or threatened against, relating to or affecting the Company, if any.

Section 3.05Subsidiaries. The Company does not have any Subsidiaries and does not hold any equity, partnership, joint venture or other interest in any Person.

Section 3.06Capitalization.

(a)The authorized capital stock of the Company consists of 11,200,000 shares of voting common stock, no par value, of which 10,983,000 shares are issued and outstanding. All of such Shares are held beneficially and of record by the Sellers, in the amounts set forth on Schedule 3.06(a).

(b)Except for the Shares described in Section 3.06(a), there are (i) no other equity securities or voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for capital stock or other equity securities or voting securities of the Company and (iii) no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its equity interests. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any repurchase, redemption or other obligation to acquire for value any equity interests of the Company.

(c)All outstanding equity interests of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Arizona Revised Statutes, the articles of incorporation of the Company, the bylaws of the Company or any agreement to which the Company is a party or otherwise bound. None of the outstanding Shares have been issued in violation of any federal or state securities Laws. There are no accrued and unpaid dividends with respect to any outstanding capital stock of the Company.

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Section 3.07Brokers’ Fees. Except as provided on Schedule 3.07, the Company  does not and will not have any liability or obligation (whether matured or unmatured) to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the Transactions on the basis of any act or statement made by or on behalf of the Company, any Seller, or any of their respective Affiliates, or any director, officer, manager, member, investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any of them.

Section 3.08Financial Statements.

(a)Exhibit C contains true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the balance sheets of the Company as of December 31, 2017, 2016 and 2015, and the related statements of income, stockholders’ equity and cash flows for the fiscal years then ended, (b) the balance sheet of the Company as of June 30, 2018 and the related statements of income, stockholders’ equity and cash flows for the six (6) month period then ended, and (c) the balance sheet of the Company as of September 30, 2018 (the “Latest Balance Sheet”) and the related statements of income, stockholders’ equity and cash flows for the nine (9) month period then ended. Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, has been prepared from and is consistent with the books and records of the Company (which books and records are correct and complete in all material respects) and accurately presents in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein. Except as set forth on Schedule 3.08, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to the absence of footnote disclosures (none of which footnote disclosures would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, cash flow, Cash or Working Capital of the Company).

(b)Schedule 3.08(b) sets forth the Indebtedness of the Company, including the name of the lender, the principal amount owed as of the date of this Agreement, the interest accrued to the date of this Agreement and the per diem interest owing.

Section 3.09Absence of Changes. Since June 30, 2018, there has not been, and there has been no event, circumstance or occurrence that has had or could reasonably be expected to have, a Material Adverse Effect. Without limiting the foregoing, since such date, except as set forth on Schedule 3.09, the Company has been operated only in the Ordinary Course of Business, and the Company has not:

(a)sold, licensed, leased, transferred or assigned any of its assets, tangible or intangible, or purchased any assets or properties of any Person, in each case other than for fair consideration in the Ordinary Course of Business;

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(b)entered into any agreement, contract or arrangement (or series of related agreements, contracts and arrangements) either involving more than $25,000 or outside the Ordinary Course of Business, or any lease, sublease or license or other agreement relating to the use or occupancy of real property;

(c)caused or suffered any acceleration, amendment, termination (partial or complete), modification or cancellation of, or granted any waiver or given any consent or release with respect to, any agreement, contract, lease, license or arrangement (or series of related agreements, contracts, leases, licenses and arrangements) with a customer or supplier or otherwise involving more than $25,000 or any lease, sublease or licensee or other agreement for the use or occupancy of real property, in each case to which the Company is a party or by which the Company or any of its assets is bound, and, to the Company’s Knowledge, no party intends to take any such action;

(d)imposed or suffered to exist any Lien upon any of its assets, tangible or intangible;

(e)made any capital investment in, any loan to or any acquisition of (or series of related capital investments in, loans to, or acquisitions of) the securities or assets (other than inventory in the Ordinary Course of Business) of any Person;

(f)(i) issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness or (ii) made any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or granted any waiver of any right of the Company under, any Indebtedness of or owing to the Company;

(f)cancelled, compromised, waived or released any right or claim (or series of related rights or claims) or settled or compromised any Action;

(g)made any capital expenditures or commitments therefor exceeding $25,000 in the aggregate;

(h)delayed or postponed the payment of accounts or other amounts payable or other obligations or liabilities or accelerated the collection of any accounts or other amounts receivable;

(i)made any change in accounting practices or policies other than as required by applicable Law, including not having changed conduct related to cash management customs and practices (including with respect to maintenance of working capital balances, collection of accounts receivable, payment of accounts payable, accrued liabilities and other liabilities and pricing and credit policies) or, since the date of the Latest Balance Sheet, having changed conduct related to cash management in any manner whatsoever;

(j)sold, securitized, factored or otherwise transferred any accounts receivable;

(k)experienced any material damage, destruction or loss (whether or not covered by insurance) to any real or personal property or equipment;

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(l)entered into, terminated or modified the terms of, any Material Contract;

(m)granted any increase in the base compensation of any of its current or former directors, officers, managers, members, partners, employees or consultants other than any increase that, when combined with all other increases in the prior twelve (12)-month period, did not exceed three percent (3%) of the compensation on the date of such increase or increases and was in the Ordinary Course of Business, or made any payment of or agreed to become obligated to pay any bonus, severance or change of control payments or other consideration of any nature whatsoever (other than salary, commissions or consulting fees) to any of its current or former directors, officers, managers, members, partners, employees or consultants;

(n)implemented any facility closings or employee layoffs that could implicate the WARN Act;

(o)adopted, amended, modified or terminated any Employee Benefit Plan or other bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, members, managers, officers, employees or representatives;

(p)made any loans or advances to any of its directors, members, managers, officers, employees, customers, suppliers or Affiliates or entered into any transaction with or for the benefit of any Affiliate other than the Transactions;

(q)granted any license or sublicense of, or covenant not to sue with respect to, any rights under or with respect to any Company Intellectual Property;

(r)sold, licensed, leased, transferred, assigned, abandoned, permitted to lapse or otherwise disposed of any Company Intellectual Property (other than items of registered Intellectual Property expiring at the end of their statutory terms) or disclosed any Trade Secrets of the Company other than pursuant to an agreement requiring each Person to whom the disclosure was made to maintain the confidentiality of, and preserve all rights of, the Company in such Trade Secrets;

(s)made or changed any tax election, changed any annual accounting period, adopted or changed any method of accounting, filed any amended Tax Return, entered into any closing agreement, failed to pay any Tax when due and payable, settled any claim or assessment, surrendered any right to claim a refund, offset or other reduction in liability, or consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes;

(t)authorized or effected any amendment or change in its articles of incorporation or bylaws or other organizational documents;

(u)instituted any Action;

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(v)authorized, issued, sold or otherwise disposed of any of its capital stock or other equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or other equity interests, or modified or amended any right of any holder of any of its outstanding capital stock or other equity interests;

(w)declared, set aside or paid any dividend or made any distribution with respect to its capital stock or other equity interests (whether in cash or in kind) or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other equity interests;

(x)accelerated the delivery or sale of products, offered discounts or price protections on the sale of products, delayed or cancelled the purchase of products or Inventory, or paid premiums on the purchase of products, in each case, outside the Ordinary Course of Business;

(a)materially diminished, increased or terminated any material promotional program;

(y)entered into a new line of business or abandoned or discontinued any existing line of business;

(z)taken or omitted to take any action which has or would reasonably be expected to result in a Material Adverse Effect; or

(aa)authorized or entered into any agreement, contract or commitment to do any of the foregoing or authorized, taken or agreed to take (or fail to take) any action with respect to the foregoing.

Section 3.10Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.10, the Company have no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), except for liabilities set forth on the Latest Balance Sheet, and to Company’s Knowledge there is no basis for any Action with respect to any such liability. Without limitation on the foregoing, the Company has no pending or, to the Company’s Knowledge, threatened liability in respect of any product or service warranties outside of the Ordinary Course of Business.

Section 3.11Legal Compliance.

(a)The Company is in compliance with, and for the previous five (5) years has been in compliance in all material respects with, all applicable Laws of Governmental Authorities relating to the operation of the Business and the maintenance and operation of its properties and assets. Except as set forth on Schedule 3.11(a), no notices have been received by and no claims have been filed against the Company alleging a violation of any such Laws.

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(b)The Company owns, holds or possesses and has at all times materially complied with, and is in compliance with, all material Permits which are required for the operation and ownership of the Business. Schedule 3.11(b) sets forth a complete and correct list and brief description of each Permit owned, held or possessed by the Company, as of the date hereof, and all such Permits are valid and in full force and effect. Except as set forth on Schedule 3.11(b), (i) the Company has fulfilled and performed in all material respects its obligations under each of the Permits which it owns, holds or possesses, and (ii) no written notice of cancellation, default or dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Company as a result of the execution of this Agreement or any other Transaction Document or consummation of the Transactions or otherwise and all of the Permits will be available for use by the Company immediately after the Closing. The Company has not been a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any Permit. The Company is not in breach or violation of, or default under, any such Permit. The Company has not received any notice from any Governmental Authority that any of its properties, facilities, equipment, operations or business procedures or practices fails to comply with any applicable Law or Permit. The Company is not in breach or violation of any of the items listed on Schedule 3.11(b). There has been no decision by the Company not to renew any Permit.

(c)The Company is in compliance, and during all periods for which any applicable statute of limitations has not expired has complied, in all material respects, with the applicable provisions of the U.S. Foreign Corrupt Practices Act, the U.S. Bank Secrecy Act and the USA PATRIOT Act of 2001, in each case as amended, and other similar Laws of any other jurisdiction and has not (i) made any contribution, bribe, gift, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services in violation of any Law (x) to obtain favorable treatment in securing business for the Company, (y) to pay for favorable treatment for business secured by the Company, or (z) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or the Business, (ii) accepted or received any unlawful contributions, payments, expenditures or gifts in connection with the Business or (iii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

(d)None of the Company nor any of the Company’s officers or senior management employees is (or during the last five years has been) under or subject to any administrative, civil or criminal investigation, indictment, audit, information lawsuit, subpoena, document request, Action, or mediation involving or related to the Company or any of its Affiliates, officers or employees with respect to an alleged, potential or actual violation of any Law or breach of contract.

Section 3.12Assets.

(a)The Company is in possession of and, except as set forth on Schedule 3.12(a), owns good and marketable title, free and clear of all Liens (other than Liens for current Taxes not yet due and payable and Liens otherwise reflected on the Latest Balance Sheet) to all of the properties and assets (i) reflected on the face of the Latest Balance Sheet, (ii) located on any of the premises of the Company, or (iii) necessary for, or used in, the conduct of the Businesses, except, in the case of clauses (ii) and (iii) foregoing, for the Leased Real Property.

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(b)The facilities, machinery, equipment and other tangible assets of the Company have been maintained in accordance with normal industry practice, subject to normal wear and tear, are in good condition and repair in all respects, fit for their particular purpose, and are usable in the Ordinary Course of Business. The Company owns or leases under valid leases all facilities, machinery, equipment and other tangible assets necessary for the conduct of its business as currently conducted.

(c)The properties and assets owned by the Company, together with the Leased Real Property are sufficient for the conduct of the Business, as conducted and as presently contemplated to be conducted by Sellers as of the date of this Agreement.

Section 3.13Real Property.

(a)The Company does not own or have any options to acquire any real property.

(b)Schedule 3.13(b) sets forth and describes, including address and the name of the landlord, sublandlord, licensor or grantor, a true and complete list of all real property leased, subleased, licensed to or otherwise used or occupied by the Company (the “Leased Real Property”). The Leased Real Property comprises all of the real property occupied or operated in connection with, used or intended to be used in, or otherwise related to, the business of the Company. The Company has delivered to Purchaser correct and complete copies of the leases, subleases, licenses, occupancy agreements and other similar agreements set forth on Schedule 3.13(b), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (collectively hereinafter referred to as the “Leases”). With respect to each Lease set forth or required to be set forth on Schedule 3.13(b):

(i)the Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)the Lease shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transactions;

(iii)the Company is not and, to the Company’s Knowledge, no other party to any such Lease is, in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv)the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed;

(v)no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

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(vi)the Company does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(vii)the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(viii)the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and

(ix)there are no Liens on the estate or interest created by such Lease.

(c)All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, located on, attached to and included in the Leased Real Property (the “Improvements”) are, except as set forth on Schedule 3.13(c), in good condition and repair, subject to normal wear and tear, and sufficient for the operation of and occupancy relative to the businesses of the Company in the Ordinary Course of Business. There are no structural deficiencies or latent defects affecting any of the Improvements and, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

Section 3.14Tax Matters.

(a)All Tax Returns required to have been filed by the Company have been timely filed (taking into account any extensions thereof), and each such Tax Return is true, correct, and accurate in all material respects and prepared in accordance with applicable Laws. All Taxes have been paid whether or not shown on any Tax Return. The Company has timely withheld and paid to the appropriate Taxing Authority (i) all amounts required to have been withheld and paid in connection with amounts paid or owing to, or required to be shown on any information return provided to, any member, employee, creditor, independent contractor or other third Person and (ii) all sales, use, ad valorem and value added Taxes, and all required information returns with respect to any such amounts have been correctly prepared and filed. There are no Liens on any assets of the Company that arose in connection with the failure to pay any Tax other than Liens for Taxes not yet due and payable. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) has no liability for the Taxes of any Person under any state, local or foreign analogue of section 1.1502 6 of the Treasury Regulations, as a transferee or successor, by contract or otherwise and (iii) is not party to any Tax allocation or sharing agreement.

(b)Except as provided on Schedule 3.14(b), there is no Action or request for a private letter ruling or other formal or informal tax guidance pending with respect to the Company in respect of any Taxes in any jurisdiction, nor has there been any such activity since January 1, 2010. The Company has not been informed of the commencement or anticipated commencement of any such activity, and the Company is not aware that any such activity is contemplated by any Taxing Authority. No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and have not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

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The Company has not commenced a voluntary disclosure proceeding in any state, local or non-U.S. jurisdiction that has not been fully resolved or settled. Neither the Company nor any member of any affiliated, combined or unitary group of which the Company is or has been a member, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not expired.

(c)Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as such term is used in GAAP, except in the Ordinary Course of Business.

(d)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (v) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (vi) any prepaid amounts received on or prior to the Closing Date, (vii) election under section 108(i) of the Code or (viii) use of the cash method of accounting for income Tax purposes.

(e)The Company does not own an interest in (i) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) a “controlled foreign corporation” within the meaning of Section 957 of the Code, or (iii) a “passive foreign investment corporation” within the meaning of Code Section 1297.

(f)The Company (i) is not currently subject to a limitation under any state, local or foreign analogue of section 382, 383 or 384 of the Code, (ii) has not been a party to any “reportable transaction” within the meaning of section 6707A of the Code or section 1.6011-4 of the Treasury Regulations that could affect the Tax liability of the Company for any taxable year not closed by the applicable statute of limitations, (iii) has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, (iv) is not and has never been a “United States Real Property Holding Company” within the meaning of section 897 of the Code, (v) is not a party to any contract, agreement, plan or arrangement, including this Agreement, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise tax could be imposed, either on the payor or the payee, pursuant to section 404, 409A or 4999 of the Code, (vi) is not a party to any agreement, contract, or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law), (vii) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, (vii) is not and has not been subject to adjustment under Section 482 of the Code (including any similar provision of state, local, or foreign Tax law) and (viii) is not subject to any Tax holiday or Tax incentive or grant in any jurisdiction.

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(g)Each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company or any Subsidiary is a party complies with and has been maintained in accordance with the requirements of Section 409A of the Code and any Treasury Regulations or Internal Revenue Service guidance issued thereunder and no amount under any such agreement, contract, plan, or other arrangement is subject to or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries has any obligation to reimburse or otherwise ‘‘gross-up’’ any Person for the interest or additional tax.

(h)The Company is a corporation described in Section 280G(b)(5)(A)(i) of the Code.

(i)No debt of the Company is “corporate acquisition indebtedness” within the meaning of Section 279 of the Code or an “applicable high yield debt obligation” within the meaning of Section 163(e)(5) of the Code. No interest accrued or paid by the Company (whether as stated interest, imputed interest, or original issue discount) on any debt obligation of the Company is not deductible for income Tax purposes.

(j)No asset of the Company is tax-exempt use property under Section 168(h) of the Code. No portion of the cost of any asset of the Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Section 103(a) of the Code. None of the assets of the Company is property that is required to be treated as being owned by any other Person pursuant to the safe harbor lease provision of former Section 168(f)(8) of the Code.

Section 3.15Intellectual Property.

(a)Schedule 3.15(a) sets forth a complete and correct list of all of the following owned by, or filed in the name of, the Company: (i) patented or registered Intellectual Property (including Internet domain names) and pending patent applications and applications for registrations of other Intellectual Property; (ii) unregistered Trademarks that are (A) currently used in connection with any material product or service sold, provided or offered by the Company, or (B) otherwise material to the business of the Company; (iii) unregistered Copyrights that are (A) embodied in or necessary to any material product or service sold, provided or offered by the Company, or (B) otherwise material to the business of the Company; and (iv) all material Software owned by the Company (collectively, “Company Software”), including, in each case: (A) where applicable, the domestic or foreign jurisdiction in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance or registration has been filed and (B) the owner of record for each such item of Intellectual Property. The Company owns and possesses all right, title and interest in and to all of the Intellectual Property set forth on Schedule 3.15(a) and the Business Name and owns and possesses all right, title and interest in and to, or have a valid and enforceable license to use pursuant to a written license agreement set forth on Schedule 3.15(a), all other Intellectual Property (in each case, free and clear of all Liens) necessary for, or used or held for use in, the operation of the business of the Company or any of its Subsidiaries (as applicable) as presently conducted and as presently proposed to be conducted by Sellers (collectively, and together with the Business Name and the Intellectual Property set forth on Schedule 3.15(a), the

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“Company Intellectual Property”). The Transactions shall not impair any right, title or interest of the Company in or to any of the Company Intellectual Property or Company Systems. Immediately subsequent to the Closing, the Company Intellectual Property and Company Systems will be owned or available for use by the Company on terms and conditions identical to those under which the Company owned or used the Company Intellectual Property and Company Systems immediately prior to the Closing.

(b)All Intellectual Property disclosed on Schedule 3.15(a) is valid, enforceable, has been duly maintained, is subsisting and in full force and effect, and has not been cancelled, expired or abandoned and is not the subject of any cancellation, opposition or other similar proceeding. With respect to any Trademarks owned by the Company, the Company has not licensed such Trademarks. The Company is not obligated to pay any royalties and/or fees or any other payments or compensation, presently or at any time hereafter to any Person under any patent, Trademark, Copyright or other Intellectual Property license or other agreement, other than under those licenses listed on Schedule 3.15(a) for which there is also a notation regarding such an obligation to pay such royalties and/or fees.

(c)To the Knowledge of the Company, there has not been, and there is not currently any, unauthorized use, disclosure, infringement, misappropriation or dilution or any other violation of any Company Intellectual Property or the Business Name by any Person, including by any employee, consultant, former employee or former consultant of the Company, and to the Knowledge of the Company, there are no facts that indicate the likelihood of any of the foregoing. Except as disclosed on Schedule 3.15(c), the Company has not sent to any Person or otherwise communicated to any Person any charge, complaint, claim, demand or notice asserting that such Person has infringed, misappropriated, diluted or acted in conflict with or otherwise violated any of the Company Intellectual Property, including any assertion that such other Person has conducted any acts of unfair competition. Except as set forth on Schedule 3.15(c), there are no royalties, fees or other payments or compensation payable to any Person, or to the Company by any Person by reason of the Company’s ownership, use, sale or disposition of any Company Intellectual Property. The Company and its Subsidiaries have taken reasonable measures to protect and maintain the confidentiality of its and their Trade Secrets (including all Confidential Information) and other Intellectual Property; including by ensuring that each of the current employees of the Company and its Subsidiaries have executed non-solicitation, non-disclosure and proprietary information assignment  agreements  (including  assignments  pursuant  to  which  all  Intellectual  Property conceived, developed, discovered or otherwise created by such Person within the scope of such Person’s employment or other engagement with the Company has been assigned to the Company).

(d)The Company, including its use of the Business Name or any other Company Intellectual Property, has not infringed, misappropriated, diluted or conflicted with or otherwise violated, and the conduct of the business of the Company as conducted presently or in the past and as presently proposed to be conducted by Sellers (including any use of the Business Name) do not and will not infringe, misappropriate, dilute or conflict with or otherwise violate, and have not infringed, misappropriated, diluted or conflicted with or otherwise violated, any Intellectual Property of any Person. The Company has not engaged in any acts of unfair competition and, to the Knowledge of the Company, there are no facts that indicate the likelihood of any of the foregoing.

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Except as set forth on Schedule 3.15(d), the Company has not received any allegations, assertions or suggestions of any charge, complaint, claim, demand or notice (including any unsolicited offers to license letters) that: (i) the Company has infringed, misappropriated, diluted or acted in conflict with or otherwise violated any of the Intellectual Property owned by any Person; (ii) the Company has conducted any acts of unfair competition or other legal wrong against any third party; or (iii) the Company Intellectual Property is invalid, unenforceable or otherwise defective, inoperable, unregisterable, unpatentable or ineffective. or challenging the Company’s ownership of, or right to use, any Company Intellectual Property. To the Knowledge of the Company, there are no facts that indicate the likelihood of any of the foregoing.

(e)The Company has information technology systems (including Software) sufficient to operate its businesses as presently conducted and as presently proposed to be conducted by Sellers (the “Company Systems”). The Company has appropriate disaster recovery plans, procedures and facilities for their respective businesses, have routinely tested such plans, and have taken all reasonable steps to safeguard the information technology systems utilized in the operation of their respective businesses as presently conducted and as presently proposed to be conducted by Sellers, including the use of commercially available antivirus software with the intention of protecting the Company’s products from becoming infected by viruses and other harmful code. To the Knowledge of Company, there have been no successful unauthorized intrusions or breaches of the security of the Company’s information technology systems. There has not been any material malfunction with the Company’s information technology systems that has not been remedied or replaced in all material respects, or any unplanned downtime or service interruption. The Company has implemented or is in the process of implementing in a timely manner any and all security patches or security upgrades that are generally available for the Company’s information technology systems. No third party providing information technology services to the Company has failed to meet any service obligations.

(f)The Company has not experienced any Security Breaches or material Security Incidents, and the Company is not aware of any written or oral notices or complaints from any Person regarding such a Security Breach or material Security Incident. The Company has not received any written or oral complaints, claims, demands, inquiries or other notices, including without limitation a notice of investigation, from any Person (including any Governmental Authority or self-regulatory authority or entity) regarding the Company's Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(g)The Company is and always has been in compliance with all applicable Privacy and Security Requirements. The Company has a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Information and any other information of any Person that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and business.

(h)The Company has implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Company is in compliance in all material respects with all such Privacy Policies. The Company has not any Tracking Applications in a manner that violates any applicable Privacy and Security Requirements.

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(i)The Company has implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in its possession or control from unauthorized access by any Person, including the Company's employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements. The Company contractually requires all third parties who have access to or receive Personal Information from the Company to materially comply with all applicable Privacy and Security Requirements, and to use commercially reasonable efforts consistent with industry standards to store and secure all Personal Information to protect against unauthorized Processing of the Personal Information.

(j)The execution, delivery, or performance of this Agreement and the consummation of the Contemplated Transactions will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Company's rights to own or Process any Personal Information used in or necessary for the operation of the business of the Company.

Section 3.16Material Contracts and Commitments.

(a)Except as set forth on Schedule 3.16(a), the Company is not a party to or bound by, nor are any of its assets or properties bound by, any outstanding (in each case, whether written or oral) (“Material Contracts”):

(i)agreement with respect to the solicitation of customers, suppliers or prospective customers or suppliers;

(ii)contract or agreement with any of the customer of the Company (each, a “Customer Agreement”) and, any waiver, amendment or modification of any Customer Agreement;

(iii)contract for the employment or engagement of any officer, individual employee, or other Person on a full-time, part-time, consulting, independent contractor or other basis or agreement providing severance or other termination payments or change of control or other special compensation arrangement, or benefits or relating to loans to officers, directors, employees or affiliates;

(iv)obligation for Indebtedness; or any agreement or indenture relating to the borrowing of money or to the mortgaging, pledging, guaranteeing or otherwise placing a Lien on any asset or group of assets of the Company;

(v)partnership, joint venture, collaboration, joint marketing, equityholders’ or other similar contract with any Person;

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(vi)lease, sublease, license or other similar agreement under which it is lessee or lessor of, or holds or operates or permits any third party to hold or operate, any property, real or personal, except for the Leases and except for any lease of personal property;

(vii)(x) agreement relating to the licensing of (or granting of a covenant not to sue with respect to) any Intellectual Property by the Company to any Person (including intra-Company license agreements) or by any Person to the Company o (except for licenses of unmodified commercially available mass marketed Software applications with a replacement cost and/or an aggregate annual license and maintenance fee of less than no greater than $15,000 for any such license or group of related licenses), (y) agreement relating to the development or assignment of any Intellectual Property and/or (z) any agreement affecting the Company’s ability to use or disclose any Intellectual Property (including any co-existence or settlement agreement);

(viii)contract or group of related contracts (excluding purchase orders entered into in the Ordinary Course of Business) for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $50,000; or any other contract involving the payment or potential payment by or to the Company of more than $100,000 during any twelve (12)-month period;

(ix)contract with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or prohibiting or limiting disclosure or use of any confidential or proprietary information or other Intellectual Property;

(x)contract that contains a “most favored nation” or similar provision;

(xi)letter of intent, memorandum of understanding or definitive agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) within the last five (5) years;

(xii)power of attorney or other similar agreement or grant of agency;

(xiii)profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other similar plan or arrangement for the benefit of its current or former directors, managers, unitholders, members, officers or employees;

(xiv)collective bargaining agreement or other agreement to or with any labor organization or other employee representative;

(xv)settlement,  conciliation  or  similar  agreement  with  any  Governmental Authority;

(xvi)contract for transportation or freight services;

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(xvii)contract to provide rebates to any third parties; or

(xviii)other material agreement (or group of related agreements) not entered into in the Ordinary Course of Business.

(b)Each agreement, lease, contract, commitment or other arrangement set forth or required to be set forth on Schedule 3.16(a) is in full force and effect and is a legal, valid and binding obligation of the Company (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles). Except as specifically set forth on Schedule 3.16(b), the Company has performed all material obligations required to be performed by it and is not, and to the Company’s Knowledge no other Party is, in default under or in breach of or in receipt of any claim of default or breach under any agreement, lease, contract, commitment or other arrangement set forth or required to be set forth on Schedule 3.16(a); and to Company’s Knowledge no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any such agreement. The Company has provided Purchaser with a correct and complete copy of, or, if oral, a reasonably complete and accurate written description of, each contract set forth or required to be set forth on Schedule 3.16(a), together with all amendments, waivers or other changes thereto.

Section 3.17Insurance. Schedule 3.17 lists and briefly describes each insurance policy maintained by the Company with respect to its properties, assets, Business, operations and employees. All of such insurance policies are valid and binding and in full force and effect, and the Company is not in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any of such insurance policies, has no Knowledge of any reason or state of facts that could lead to the cancellation of such policies, and has no claim outstanding which could be expected to cause a material increase in the rates of such insurance policies. All premiums due under such policies have been paid when due, and the insurance coverage provided by any such policies will not terminate or lapse by reason of any of the Transactions or any of the Transaction Documents. The insurance policies listed on Schedule 3.17 are in amounts and provide coverages as required by applicable Governmental Authority, Law and any contract to which the Company is a party or by which any of its assets or properties is bound. The Company has not received notice that any insurer under any policy referred to in this Section 3.17 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

Section 3.18Employees.

(a)With respect to each employee and officer of the Company, Schedule 3.18(a) contains a list of the position or function, annual base salary or wages, any incentive, severance or bonus arrangement with respect to such Person, such Person’s unused vacation or paid time off accrual, 2017 cash bonuses received and target 2018 cash bonuses to be received, employment classification (exempt or non-exempt), and with respect to any such Person on leave at the time of the Closing, the nature of such leave and the anticipated date of return for such Person.

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(b)Except as provided on Schedule 3.18(b), no executive, key employee, or group of employees of the Company have notified the Company of such Person’s or group’s intent to terminate employment with the Company, and there are, and for the past three (3) years have been, no pending or, to the Knowledge of the Company, threatened Actions, material disputes, disagreements, grievances, or controversies between the Company, on the one hand, and any employee, former employee, consultant or other independent contractor of the Company or any labor union or similar labor organization, on the other hand. The Company is not party to any collective bargaining agreement or collective bargaining relationship with any labor union or employee representative. To the Knowledge of the Company, no union organizing or decertification activities are underway or threatened, and no such activities have occurred since January 1, 2008. There are no pending or, to the Knowledge of the Company, threatened stoppages, strikes, lockouts, walkouts, or other material labor disputes with respect to the any of the Company, and no such dispute has occurred since January 1, 2008. The Company has complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration, vacations, workplace safety and the payment of social security and other Taxes. All independent contractors of or to the Company are properly classified as such for purposes of applicable Law. Within the past three (3) years, the Company has not implemented any layoff of employees or facility closing that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Purchaser. None of the Company’s employees are employed pursuant to employment-related visas.

Section 3.19Employee Benefits.

(a)Schedule 3.19(a) contains an accurate and complete list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company provided Purchaser with true and complete copies of, where applicable, (i) the three (3) most recent annual reports (IRS Form 5500 series, with all applicable attachments), (ii) the plan and trust documents and all amendments thereto (including written summaries of all Employee Benefit Plans that are not in writing), (iii) the most recent summary plan description, (iv) the most recent favorable determination letter issued by the IRS, (v) all related insurance contracts, other funding arrangements and administrative service agreements, and (vi) all other material documents pursuant to which such Employee Benefit Plan is maintained, funded and administered.

(b)Except as set forth on Schedule 3.19(b), none of the Company, any of its Affiliates, or any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential obligation or liability under or with respect to (i) any “defined benefit plan” (as defined in section 3(35) of ERISA) or any other plan subject to the funding requirements of section 412 or 430 of the Code or section 302 or Title IV of ERISA, (ii) any “multiemployer plan” (as defined in section 3(37) of ERISA), (iii) any plan, program, agreement or arrangement that provides for post-retirement or post-termination welfare or welfare-type benefits (other than health continuation coverage required by COBRA for which the covered individual pays the full cost of coverage), (iv) any multiple employer plan (as described in section 413(c) of Code or section 210 of ERISA) or (v) any “multiple employer welfare arrangement” (as defined in section 3(40) of ERISA). None of the Company, any of its Affiliates, or any ERISA Affiliate has any

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current, or to Company’s Knowledge, potential liability or obligation under Title IV of ERISA. The Company, its Affiliates, and the ERISA Affiliates have complied and are in compliance with the requirements of COBRA. Neither the Company nor any of its Affiliates has any current or potential liability or obligation under or with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) by reason of its being treated at any time as a single employer with any other Person.

(c)With respect to each Employee Benefit Plan, all payments, premiums, contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and accruals required to have been made under any Employee Benefit Plan have been made by the due date thereof and all payments, premiums, contributions, distributions, reimbursements and accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Latest Balance Sheet and there is no unfunded liability which is not reflected on the Latest Balance Sheet.

(d)Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered, in form and operation, in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code (including, where applicable, sections 401(a)(4) and 410(b) thereof). With respect to each Employee Benefit Plan, (i) there have been no Prohibited Transactions, and (ii) there has been no breach of fiduciary duty (as determined under ERISA) or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan. No Action with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or threatened, and there are no facts or circumstances that would give rise to or could reasonably be expected to give rise to any such Action.

(e)Each Employee Benefit Plan that is intended to be a qualified plan within the meaning of section 401(a) of the Code has received a current favorable determination letter from the IRS, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(f)The Company and its Affiliates have, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company and its Affiliates as common law employees, leased employees, independent contractors or agents of the Company and its Affiliates.

(g)The consummation of the Transactions (either alone or in combination with another event) will not result in (i) acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Company Employee Plan, (ii) the inability of any amount to be deductible by reason of Section 280G of the Code, or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code. The Company does not have any obligation to reimburse any individual for taxes that may be imposed under Section 4999 or Section 409A of the Code.

(h)Except as set forth on Schedule 3.19(h), the Company does not have any obligation to pay any year-end, performance, transaction or other bonus to any of its employees or independent contractors.

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Section 3.20Environmental Matters.

(a)Except as set forth on Schedule 3.20(a), the Company and each of its predecessors and Affiliates have at all times complied and are in compliance with all Environmental Laws.

(b)Without limiting the generality of the foregoing, except as set forth on Schedule 3.20(b), the Company has obtained and has at all times complied with, and is in compliance with all Permits which are required for the occupation of their facilities and the ownership and operation of the Business under all applicable Environmental Laws (“Environmental Permits”). All of the Environmental Permits are valid, final and in full force and effect, and no Action is pending or threatened that seeks or would reasonably be expected to result in the termination, revocation or adverse modification of any Environmental Permit.

(c)Except as set forth on Schedule 3.20(c), the Company and each of its predecessors and Affiliates have not received any notice, report, order, directive or other information, and no Action has been threatened, filed, or commenced against any of them, regarding or alleging any failure to comply with, or any liability or potential liability under, any Environmental Laws or Environmental Permits relating to any of them, the Business, the Leased Real Property or their formerly owned or operated facilities.

(d)Except as set forth on Schedule 3.20(d), the Company and each of its predecessors and Affiliates have not generated, treated, stored, handled, manufactured, distributed, transported, Released or disposed of any Hazardous Substance, arranged for or permitted the disposal of any Hazardous Substance, exposed any Person to any Hazardous Substance, or owned or operated its Business or any property or facility (and no such property or facility is contaminated by any Hazardous Substance) so as to give rise to any current or future liability, including any corrective or remedial obligation under any Environmental Laws.

(e)Except as set forth on Schedule 3.20(e), the Company has not assumed or undertaken, provided any indemnification with respect to, or otherwise become subject to, any liability of any other Person under any Environmental Laws.

(f)Except as set forth on Schedule 3.20(f), neither the Company nor any of its predecessors or Affiliates have designed, manufactured, sold, marketed, installed, repaired or distributed products or items containing asbestos, silica, lead or other Hazardous Substances, and none of the foregoing Persons have any liability, contingent or otherwise, with respect to the presence or alleged presence of, or exposure to, asbestos, silica, lead or other Hazardous Substances in any product or item or at, under or upon any property or facility, including but not limited to the Leased Real Property or their formerly owned or operated facilities.

(g)Neither the Transactions, this Agreement nor the consummation of the transactions that are the subject of this Agreement impose or will result in any obligations under any Environmental Laws for site investigation or cleanup, or notification to or consent of any Governmental Authorities or third parties.

(h)Sellers and the Company have delivered to Purchaser all environmental reports, audits, assessments and any other material environmental, health or safety documents relating to the Company, any of its predecessors or any of its current or former facilities or operations, or the Business.

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Section 3.21Customers and Suppliers. Schedule 3.21 contains a true, correct and complete list of the ten (10) largest customers and ten (10) largest suppliers of the Company during the 12-month period ended September 30, 2018, measured by dollar volume of transactions. Since December 31, 2017, no customer or supplier listed or required to be listed on Schedule 3.21 has (i) terminated, modified or amended any written or oral purchase order, contract or other agreement or commitment to purchase goods or services of the Company or supply materials, products or services to the Company, (ii) notified the Company or any Seller of its intention to terminate, modify or amend any written or oral purchase order, contract or other agreement or commitment to purchase goods or services of the Company or supply materials, products or services to the Company, or (iii) notified the Company or any Seller or its intention to stop, materially decrease the rate of or materially change the terms (whether related to payment, price or otherwise, except for any price adjustment related to a corresponding change in scope) with respect to, buying products and services from the Company or supplying materials, products or services to the Company, in each case, whether as a result of the consummation of the Transactions or otherwise.

Section 3.22Affiliate Transactions.

(a)Except as set forth on Schedule 3.22(a), (i) there are no agreements, understanding, arrangements (in each case whether written or oral), liabilities or obligations between the Company, on the one hand, and any Seller or any current or former Related Party, (ii) the Company does not provide or cause to be provided any assets, services or facilities to any Person described in clause (i) foregoing, (iii) no Person described in clause (i) foregoing provides or causes to be provided any assets, services or facilities to the Company (other than, in the case of employees of the Company, employment services in the Ordinary Course of Business), and (iv) the Company do not beneficially own, directly or indirectly, any interests or investment assets of any Person described in clause (i) foregoing.

(b)Except as set forth on Schedule 3.22(b), and except for the ownership by the Sellers of the Shares, none of the Sellers nor any of their Related Parties (other than the Company), have any interest of any nature in any of the assets and properties used for or related to the Business or operations of the Company.

Section 3.23Accounts Receivable; Accounts Payable.

(a)The accounts and notes receivable reflected on the Latest Balance Sheet:

(i)are collectible in the Ordinary Course of Business (net of contractual allowances and bad debt reserves established in accordance with prior practice), (ii) represent legal, valid and binding obligations for services actually performed by the Company, enforceable in accordance with their terms, (iii) are not the subject of any Action and (iv) have arisen only from bona fide sales transactions in the Ordinary Course of Business and are payable on ordinary trade terms. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Company has been determined in accordance with GAAP. No Person has any Lien on such accounts receivable or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivables.

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(b)The accounts and notes payable of the Company (i) are in each case not overdue nor have been outstanding for more than forty-five (45) days, except as set forth on Schedule 3.23(b) in the case of accounts and notes payable which, by their terms may have been outstanding for up to sixty (60) days, (ii) represent obligations of the Company for products or services actually received, (iii) are not the subject of any Action (whether pending or threatened) and (iv) have arisen only from bona fide purchases in the Ordinary Course of Business and are payable on ordinary trade terms. Schedule 3.23(b) sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of payables of the Company.

Section 3.24Bank Accounts. Schedule 3.24 lists a correct and complete list of (a) each bank, trust company and stock or other broker with which the Company has an account, credit lien or safe deposit box or vault, or otherwise maintains a relationship (collectively, the “Bank Accounts”) and (b) all Persons authorized to draw on, or to have access to, each of the Bank Accounts.

Section 3.25Product Liability; Product Recall.

(a)There are no existing liabilities, claims or obligations arising from or, to the Company’s Knowledge, alleged to arise from any actual or alleged injury to Persons, damage to property or other loss as a result of the ownership, possession or use of any product manufactured, assembled, sold, distributed, leased or delivered by the Company. There is no, nor has there ever been any, Action by any Governmental Authority or any other Person (including any distributor or wholesaler) pending or, to the Company’s Knowledge, threatened against the Company for the recall (including any voluntary recalls), suspension, seizure or market-withdraw of or other similar corrective action with respect to any of the Company’s products.  To the Company’s Knowledge, (a) none of the co-manufacturers, assemblers or distributors which produce, receive, assemble or distribute any of the Company’s products is subject (or has been subject during the period of the Company’s business relationship with such Person) to any such Action with respect to any products of the Company, and (b) there is presently no reasonable basis for any such Action with respect to any products of the Company or which would reasonably be expected to cause the Company to recall, withdraw or suspend any of the products manufactured, assembled, sold, distributed, leased or delivered by the Company from the market or to cease further distribution or marketing of such products. To the Company’s Knowledge, no Governmental Authority has prohibited any product or process from being marketed or used in the jurisdictions in which the Company conducts business which is substantially similar to any product of the Company or to a process used for making, handling or distributing any such products. The Company has not received any written information or report from any Governmental Authority responsible for regulating the Company’s products, indicating that any of the Company’s products is unsafe or unsuitable for its intended use. Since December 31, 2017, no product distributed or sold by the Company posed a material defect so that a product recall should have occurred or did, in fact, occur.

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(b)Except as set forth on Schedule 3.25(b): (a) each product sold or delivered and each service rendered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company does not have any material liabilities or obligations for replacement or repair thereof or other damages in connection therewith, subject only to any reserve for product and service warranty claims accrued on the Latest Balance Sheet; (b) no product sold or delivered or service rendered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto; and (c) prior to the date hereof, the Company has delivered to Purchaser copies of the standard terms and conditions of sale for products delivered and services rendered by the Company with respect to the Business (containing all applicable guaranty, warranty and indemnity provisions).

Section 3.26Inventory. The Inventory shown on the Latest Balance Sheet and on the books and records of the Company as of the Closing Date, net of the reserves applicable thereto (as shown on the Latest Balance Sheet and on the books and records of the Company as of the Closing Date, as the case may be), consists of a quantity and quality usable and saleable in the Ordinary Course of Business, is not slow-moving, obsolete or damaged (except as otherwise specifically reserved for on the Latest Balance Sheet), is merchantable and fit for its intended use and is not defective. The Inventory currently exists in quantities and in a product mix reasonable in the present circumstances for the operation of the Company in the Ordinary Course of Business. The Company has not made any explicit consignment or guaranteed sales of Inventory which would allow a customer to return any unsold Inventory to the Company or Purchaser following the Closing Date in any material amount or to receive a material credit or refund from the Company or Purchaser following the Closing Date for any unsold Inventory. All items included in Inventory are the property of the Company, free and clear of Liens, and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by Governmental Authorities. Schedule 3.26 identifies all Inventory and its depletion during the month of September 2018.

Section 3.27Disclosure. Neither this Agreement, any of the Exhibits or Schedules attached hereto, nor any of the written statements, documents, certificates or other items prepared and supplied to Purchaser by or on behalf of the Company, any of the Sellers or the Representative with respect to the Transactions contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact that has not been disclosed to Purchaser that materially and adversely affects or could reasonably be anticipated to materially and adversely affect the businesses, assets, financial condition, operating results, relations with employees, customers or suppliers or business prospects of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to Purchaser to enter into and perform their respective obligations under this Agreement, each Seller (and Principal Shareholders where noted) represents and warrants, as of the date hereof and as of the Closing Date, to Purchaser as follows:

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Section 4.01Shares. Such Seller (i) owns, beneficially and of record, as of immediately prior to the Closing, all of the Shares as set forth opposite such Seller’s name on Schedule 4.01. All of the Shares are, and when sold to Purchaser pursuant to the Stock Purchase pursuant to this Agreement, as applicable, will be, free and clear of any and all restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws), Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, demands or Liens. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require any such Seller to sell, transfer or otherwise dispose of any Shares or other securities of the Company, other than this Agreement. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares or other securities of the Company.

Section 4.02Organization; Authorization of Transactions by the Sellers.  If such Seller is a trust, such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Seller has full right, power and authority to execute and deliver the Transaction Documents to which such Seller is a party and to perform his, her or its obligations hereunder and thereunder. The Transaction Documents to which such Seller is a party have been, or will be at the Closing, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties thereto, constitute, or will constitute at the Closing, the legal, valid and binding obligations of such Seller and enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 4.03Noncontravention. Neither the execution and delivery by such Seller of the Transaction Documents nor the consummation of the Transactions will (a) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of Law or order to which such Seller is subject or (b) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Lien upon any assets of such Seller under, any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which such Seller is a party, or by which such Person or any of his or its assets or properties is bound. No consent, approval, license, Permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or Person is required to be obtained or made by or on behalf of such Seller in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions.

Section 4.04Litigation. There is no Action pending or, to such Seller’s knowledge, threatened against such Seller, which, if adversely determined, (a) would delay, hinder or prevent the consummation of the Transactions by such Seller or (b) would have, individually or in the aggregate with all other such Actions, a material adverse effect on the ability of such Seller to perform his or its respective obligations under the Transaction Documents.

Section 4.05Investor Suitability. Each Principal Shareholder is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

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Section 4.06Investment Experience.  Each Principal Shareholder has such knowledge, experience and skill in evaluating and investing in securities, based on actual participation in financial, investment and business matters, so that he, she or it is capable of evaluating the merits and risks of an investment in the Purchaser Stock, and has such knowledge, experience and skill in financial, investment and business matters that he is capable of evaluating the merits and risks of the investment in Purchaser and the suitability of the Purchaser Stock as an investment and can bear the economic risk of an investment in the Purchaser Stock indefinitely. Each Principal Shareholder understands that no guarantees have been made or can be made with respect to the future value, if any, of the Purchaser Stock, or the profitability or success of Purchaser’s business.

Section 4.07Purchase for Own Account. Each Principal Shareholder is acquiring the Purchaser Stock for his, her or its own account, and not as a nominee or agent, with the present intention of holding such securities for purposes of investment, and not with a view to the sale or distribution of any part thereof. Each Principal Shareholder has no intention of selling, granting any participation in, or otherwise distributing such securities in a public distribution in violation of the federal securities Laws or any applicable state securities Laws.

Section 4.08Acknowledgements. Each Principal Shareholder understands and acknowledges that the offering of the Purchaser Stock pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D (or Rule 701 promulgated under the Securities Act, as applicable), and that Purchaser’s reliance upon such exemption is predicated upon the Sellers’ representations set forth in this Agreement.

Section 4.09Restrictive Legends. Each Principal Shareholder acknowledges that each certificate or instrument representing Purchaser Stock shall be imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [ ], HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

Section 4.10Limitation on Representations.

(a)EACH PRINCIPAL SHAREHOLDER UNDERSTANDS AND AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THE PURCHASER IS NOT MAKING AND HAS NOT MADE ANY, AND THE PURCHASER DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS TO THE CONDITION OF PURCHASER OR THE EQUITY SECURITIES (INCLUDING THE PURCHASER STOCK), ASSETS, PROPERTIES OR RIGHTS THEREOF.

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(b)Such Principal Shareholder agrees that he has made his own inquiry and investigation into, and based thereon, has formed an independent judgment concerning, Purchaser and its assets and properties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Company and the Sellers to enter into and perform their respective obligations under this Agreement, the Purchaser represents and warrants to the Company and the Sellers, as of the date hereof and as of the Closing Date, as follows:

Section 5.01Organization of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02Authorization of Transactions by Purchaser. Purchaser has full right, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The board of directors the Purchaser has authorized and approved the Transaction Documents to which Purchaser is a party, the execution and delivery by Purchaser of such Transaction Documents, and the performance by Purchaser of its obligations thereunder. The Transaction Documents to which Purchaser is a party have been, or will be at the Closing, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties thereto, constitute, or will constitute at the Closing, the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 5.03Noncontravention. Neither the execution and the delivery by the Purchaser of the Transaction Documents, nor the consummation of the Transactions, (a) violate or conflict with any provisions of either of the Purchaser’s governing documents, (b) violate or conflict with any Law or order to which the Purchase is subject, or (c) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or result in the imposition or creation of a Lien upon or with respect to any equity interests or assets of the Purchaser under, any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which Purchaser is a party, or by which Purchaser or any of its assets or properties is bound. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or Person is required to be obtained or made by or on behalf of Purchaser in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions.

Section 5.04Litigation. There is no Action pending or, to the Purchaser’s knowledge, threatened against Purchaser, which, if adversely determined, (a) would delay, hinder or prevent the consummation of the Transactions by Purchaser or (b) would have, individually or in the aggregate with all other such Actions, a material adverse effect on the ability of Purchaser to perform its obligations under the Transaction Documents.

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Section 5.05Brokers’ Fees. The Sellers shall have no liability or obligation (whether matured or unmatured) to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the Transactions on the basis of any act or statement made or alleged to have been made by or on behalf of the Purchaser or any of its Affiliates, or any director, officer, manager, member, investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any of them.

ARTICLE VI

PRE-CLOSING COVENANTS

From the date of this Agreement until (A) with respect to covenants contained herein that relate solely to the pre-Closing period, the earlier of (i) the termination of this Agreement in accordance with ART ICLE X and (ii) the Closing, and (B) with respect to any covenants set forth herein with obligations continuing after Closing, until such covenants are fully performed in accordance with their terms, Purchaser and Seller covenant and agree as follows:

Section 6.01Access; Opportunity to Ask Questions. Sellers shall, and shall cause their respective Affiliates (including the Company), equityholders, managers, directors, officers, employees, consultants, financial advisors, legal counsel, accountants and other agents to, permit Purchaser and Purchaser’s Affiliates, equityholders, managers, directors, officers, employees, consultants, financial advisors, legal counsel, accountants and other agents to have reasonable access to (a) senior management of the Company and the Business to answer questions concerning the operations and affairs of the Business, and (b) the Leased Real Property, corporate records, books of accounts, assets and properties of the Company and the Business; provided, that in each case, such access shall be: (x) subject to any limitations that are reasonably required to (1) comply with any Law or contractual obligation or (2) preserve any applicable attorney-client privilege, and (y) given at reasonable times and upon reasonable notice and without undue interruption to the Business or operations or personnel of Sellers, Sellers’ Affiliates (including the Company) or the Business.

Section 6.02Conduct of Business.

(a)From and after the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing Date, except (A) as otherwise expressly required by this Agreement, (B) as Purchaser shall otherwise consent in writing, the Company shall, and each Seller covenants and agrees that it shall, and shall cause the Company to, (i) conduct the Business and its operations only in the Ordinary Course of Business (subject to any restrictions set forth in Section 6.02(b)), (ii) use reasonable best efforts, consistent with sound business practices, to keep in full force and effect its existence and all material rights, Permits, franchises, Intellectual Property and contracts, pertaining to the Business, (iii) maintain the Company’s assets in such general state of repair as is reasonably necessary for the conduct of the Business consistent with then-present needs and past practices, including replacement in accordance with reasonably prudent business practices of any inoperable, worn out or obsolete assets with assets of a quality consistent with reasonably prudent business practices and then-current needs, (iv) maintain its books, accounts and records as they relate to the Business in accordance with past custom and practice, (v) maintain all of its insurance policies that are in effect as of the date hereof or obtain reasonable replacement policies

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therefor, (vi) use reasonable best efforts to preserve its relationship with its customers and suppliers and to retain the services of its employees and service providers, and (vii) in the event of a condemnation, casualty, loss or other material damage to any of the assets of the Company prior to the Closing Date, either, at the direction of the Purchaser, use reasonable best efforts to repair or replace such condemned or damaged property through the use of the proceeds of such condemnation or insurance, or preserve such proceeds for use by the Company, as applicable, following the Closing.

(b)Without limiting the generality of Section 6.02(a), from and after the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing Date, except (A) as otherwise expressly required by this Agreement or (B) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not, and each Seller covenants and agrees that it shall (cause the Company to not:

(i)sell, lease, license, abandon, permit to lapse, or otherwise dispose of any material assets or Intellectual Property, except for sales of inventory in the Ordinary Course Business;

(ii)(A) increase or enhance the compensation or benefits of any Business employee or any former employee of the Company other than as required by applicable Law, (B) establish, enter into, adopt, amend or terminate, or increase or accelerate or commit to increase or accelerate the funding, payment or vesting of the compensation or benefits provided under, any Employee Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be an Employee Benefit Plan if in effect on the date hereof, (C) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed on the Disclosure Schedules, enter into or amend any contracts of employment or any consulting, bonus, severance, retention, change in control, retirement or similar agreement, except for employment agreements or offer letters for any newly hired officer, director, employee or other service provider of the Company or related to the Business in the ordinary course of business with an annual base salary and incentive compensation opportunity not to exceed $50,000, (D) hire, materially modify the job responsibility of, or terminate (other than for “cause”) any officer, director, employee or other service provider of the Company or related to the Business with an annual compensation in excess of $50,000, (E) implement any employee layoffs that could implicate the WARN Act, or (F) unless required by Law, recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company employee or individual providing services to any the Company;

(iii)change, amend or restate the charter, certificate of formation or incorporation, operating agreement or bylaws (or other comparable organizational or governing documents) of the Company;

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(iv)authorize for issuance, issue, sell or deliver or agree or commit to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, the Company or (B) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (1) any capital stock of, or other equity or voting interest in, the Company or (2) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, the Company;

(v)(A) change, modify, or write-off as uncollectible any notes or accounts receivable of the Business, except write-offs in the Ordinary Course of Business and any write-off of such notes and accounts receivable that are fully reserved for in a manner consistent with GAAP, (B) accelerate any accounts receivable or defer any accounts payable, or take any other action outside the Ordinary Course of Business with respect to the working capital of the Company, (C) make any material change in the terms of sale or collection practices, nor (D) materially alter its practices with respect to inventory levels or the product offerings;

(vi)split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities;

(vii)(A) incur any Indebtedness, other than short-term Indebtedness for borrowed money under existing credit facilities, or (B) make any loans or advances to any other Person, other than de minimis routine advances to employees in the Ordinary Course of Business;

(viii)other than in the Ordinary Course of Business, (A) make, change or revoke any material Tax election or make any material change to an accounting method for Tax purposes, (B) settle or compromise any material Tax liability, (C) file any amended income Tax Return or other material Tax Return, (D) surrender any material claim for a Tax refund, (E) enter into any agreements, consents or waivers extending the statutory period of limitations applicable to the payment or assessment of any Taxes, or (F) enter into any contractual obligation in respect of Taxes with any tax related Governmental Authority;

(ix)enter into, amend or terminate any Material Contract (or contract that would constitute a Material Contract if in existence as of the date hereof) or waive material rights with respect thereto, other than terminations by way of expiration of the term of the applicable contract in the Ordinary Course of Business;

(x)acquire, merge or consolidate with, or effect any business combination with, any Person, or acquire any material assets of any Person, in each case whether by purchase of stock, securities or assets, property transfers or otherwise;

(xi)adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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(xii)settle or compromise any Action or initiate any Action;

(xiii)grant any Lien, or permit to be subject to any Lien, on the Purchased Shares, any other equity interest of the Company or any of the properties or assets owned, used or occupied by the Company;

(xiv)discontinue any business of the Company or enter into any new line of business;

(xv)except as is required by GAAP, make any change in the Company’s methods, principles and practices of accounting;

(xvi)take any action that could reasonably be expected to result in a complete or partial withdrawal under an Employee Benefit Plan;

(xvii)terminate, transfer or modify the job responsibilities of any (i) employee of the Company (or who would have been an Employee of the Company but for such termination, transfer or modification) in a manner that results in such employee ceasing to be an employee of the Company; and

(xviii)enter into any agreement or letter of intent (whether or not binding) or enter into any other commitment, whether or not in writing, to do any of the foregoing.

Section 6.03Further Actions. Subject to the other terms and conditions of this Agreement, including Section 6.04:

(a)Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done (and to cooperate and provide assistance with the taking of such actions and the doing of such things) necessary, proper or advisable to consummate the Transaction as soon as practicable, including (i) executing and delivering all documents and instruments to effect all necessary filings, notices, petitions, statements, registrations, submissions of information and applications (whether or not expressly contemplated by this Agreement or any other Transaction Document) and (ii) cause the conditions precedent to Closing set forth in ARTICLE VIII to be satisfied as promptly as possible.

(b)Each Party shall keep each other Parties reasonably apprised of the status of matters relating to the consummation of the Transaction, including delivering to the other Parties promptly

(i)notice of any Actions commenced or to the knowledge of such Party, threatened in writing, relating to or otherwise affecting the Company, the Purchased Assets, the Business, this Agreement or the Transaction, and (ii) the existence or occurrence of any Event (or nonoccurrence of any Event) that is reasonably likely to constitute a breach of this Agreement or to cause any condition precedent in ARTICLE VIII not to be satisfied.

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Section 6.04Consents and Conditions. Each Party shall use its best efforts to: (i) obtain all necessary consents, approvals, Permits, Orders or waivers from, and give any necessary notifications to, Persons required to be obtained in connection with the execution, delivery and performance of the Transaction Documents and consummation of the Transaction; provided, that neither the Company shall not enter into any contract, amend or terminate any contract, make any payment (other than (x) amounts required to be paid by such Party or any of its Affiliates under the terms of any contract, and (y) filing fees and similar amounts) or grant any concession (or permit the Company to make take any of the foregoing actions), in each case for the purpose of obtaining any consent, waiver or approval, without the prior written consent of Purchaser; and (ii) defend or contest any Action challenging any Transaction Document or that may otherwise prevent, materially impede, interfere with, hinder or delay the consummation of the Transaction, including seeking to have any stay or temporary restraining Order entered by any Governmental Authority vacated or reversed. From the date hereof until such time as the necessary consents, approvals, Permits, Orders or waivers required by this Section 6.04 are received (including, for the avoidance of doubt, after the Closing to the extent such consents, approvals, Permits, Orders or waivers are not received prior to Closing), Sellers and the Representative shall use and cause their respective Affiliates to use commercially reasonable efforts to secure an alternative arrangement reasonably satisfactory to Purchaser under which the Company would, in compliance with applicable Law, obtain the benefits associated with the applicable portion of such arrangement or contract.

Section 6.05Physical Inventory Count. On November 12, 2018 or November 13, 2018, the Company shall cause an independent firm mutually agreed upon by Purchaser and the Representative to conduct a physical Inventory count at each location where the Company maintains Inventory (the “Physical Inventory Count”). Purchaser shall be notified of the date and location(s) of the Physical Inventory Count at least five (5) Business Days prior to the date thereof, and Purchaser and its representatives shall be given an opportunity to observe the Physical Inventory Count. Such Physical Inventory Count will be used as a basis in calculating Inventory for purposes of the estimated Working Capital in the Closing Statement (rolling forward such Physical Inventory Count to a calculation of Inventory as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01Press Releases. The Parties agree that, except to the extent required by applicable Law or regulation of any stock exchange, no press release or other public announcement (including in any trade journal or other publication) of or related to the Transactions shall be made without the prior written consent of Purchaser. For the avoidance of doubt, the restrictions in the immediately preceding sentence shall apply solely to press releases or other public announcements of or related to the Transactions, and nothing in this Section 7.01 shall limit any right of the Purchaser or the Company, from and after the Closing, to make any statements or announcements regarding the operations or performance of the businesses of the Company.

Section 7.02Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement.

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(a)Confidentiality. From and after the Closing, each of the Sellers and the Representative agrees that (i) it shall, and shall cause each of its Affiliates to, hold in strict confidence and not disclose to any third parties any confidential, non-public or proprietary information and materials regarding the Purchaser, or any Confidential Information with respect to the Company and any of their respective Affiliates, including the existence of this Agreement and the terms and conditions contained herein (except (x) to the extent disclosure of such information is required by Law, (y) to the extent the information becomes publicly known except through the actions or inactions of any such Person, or (z) that each Seller and the Representative may confer on a confidential basis with its legal and tax advisors, it being understood that such disclosing party shall be responsible for compliance by such legal and tax advisors with the confidentiality provisions hereof), in each case except with the prior written consent of Purchaser,(ii) it shall take all appropriate steps (and cause each of its Affiliates to take all appropriate steps) to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft, and (iii) in the event such Person or any of its Affiliates is required by Law to disclose any such information, such Person shall promptly notify the Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Purchaser to preserve the confidentiality of such information consistent with applicable Law.

(b) Non-Competition. Each Principal Shareholder acknowledges and agrees that the Purchaser and its Affiliates would be irreparably damaged if such Seller were to provide services or to otherwise participate in the operations or business of any Person competing with the Businesses of Company or the business of any of its Affiliates or in any similar business and that any such competition would result in a significant loss of goodwill by the Purchaser in respect of such businesses. Each Principal Shareholder further acknowledges and agrees that the covenants and agreements set forth in this Section 9.02 were a material inducement to the Purchaser to enter into this Agreement and to perform their obligations hereunder, and that the Purchaser and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if any such Seller breached the provisions of this Section 7.02. Therefore, in further consideration of the Purchased Shares Cash Consideration and the goodwill of the businesses of the Company and sold in connection therewith, each such Seller agrees that,(a) until the date that is three (3) years following the Closing Date, such Seller shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in, any business or entity competing with the Businesses, within North America, Europe, India, China and Japan, Korea, Singapore and Taiwan and (b) until the date that is five (5) years following the Closing Date, such Seller shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any business with, any of the Named Competitors (the “Restricted Period”). Nothing herein shall prohibit (a) any such Seller from being a passive owner of not more than 2% of any class of stock of a corporation, which class of stock is publicly traded, so long as such Seller has no active participation in the business of such corporation or (b) the Majority Seller from teaching and conducting courses at any accredited high school, community college, university or professional society sponsored conference short courses (i.e., SPIE).

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(c)Non-Solicitation. Until the date that is three (3) years following the Closing Date, each Principal Shareholder shall not, directly or indirectly, through another Person (i) induce or attempt to induce any Person who at any time prior to the Closing was an employee or consultant of the Company or its Affiliates to leave the employ or service of the Company or any of its Affiliates (including, after the Closing, the Purchaser and its Affiliates), or in any way interfere with the relationship between the Company and any of its Affiliates and any employee or consultant thereof, (ii) hire any person who was an employee or consultant of the Company or any of its Affiliates at any time prior to the Closing, unless such person’s employment with or engagement by the Company and its Affiliates was terminated no less than six (6) months prior to the earliest date on which any Seller, directly or indirectly, engages in any discussions or communications with such person regarding such hiring, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates.

(d)Non-Disparagement. Each Seller agrees not to make any negative or disparaging statements or communications regarding the Company and its Affiliates (including, after the Closing, the Purchaser and its Affiliates), any of their respective services or practices, or any of their respective directors, managers, officers, agents, representatives, direct or indirect equity holders or Affiliates, either orally or in writing, at any time from and after the date hereof.

(e)Enforcement. If, at the time of enforcement of Section 7.02(a), Section 7.02(b), Section 7.02(c) or Section 7.02(d) a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by Law. Because each Seller has had access to confidential, non-public or proprietary information and materials regarding the Company by virtue of its investment in and involvement with (and as, applicable, employment by) the Company, the Parties agree that the Purchaser and its Affiliates would suffer irreparable harm from a breach of Section 7.02(a), Section 7.02(b), Section 7.02(c) or Section 7.02(d) by such Seller and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Purchaser and its Affiliates and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by such Seller of this Section 7.02, the Restricted Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Such Seller acknowledges that the restrictions contained in this Section 7.02 are reasonable and that he, she or it has reviewed the provisions of this Agreement with his, her or it legal counsel.

(f)Each Seller acknowledges that (i) the enforcement of any covenants set forth in this Section 7.02 against such Seller would not impose any undue burden upon such Seller and (ii) none of the covenants set forth in this Section 7.02 are unreasonable as to duration or scope.

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Section 7.03Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by the Sellers and shall be paid by the Sellers when due. The Representative will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (the expense of which shall be borne by the Sellers) and, if required by applicable Law, Purchaser will join in the execution of any such Tax Returns and other documentation.

Section 7.04Tax Indemnification and Other Matters.

(a)Tax Indemnification. The Principal Shareholders shall, on a several basis, indemnify and hold harmless the Purchaser Indemnified Parties from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local or foreign Law, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes are imposed on the Company as a result of an event or transaction occurring on or prior to the Closing Date, (iv) all Transfer Taxes, (v) all reasonable out of pocket expenses of preparing Tax Returns for any Pre-Closing Tax Period, and (vi) all reasonable out of pocket costs and expenses of contesting any audit or other proceeding that would result in the imposition of any Tax described in clauses (i) through (iv) of this Section 7.04(a); provided, however, that Principal Shareholders shall be liable for a Tax and any related Damages only to the extent that the amount of such Tax exceeds the amount taken into account as Indebtedness for purposes of determining the Closing Consideration or as ultimately determined pursuant to Section 2.06. Any liability of the Sellers pursuant to this (a) shall be determined and paid in accordance with the provisions of ARTICLE VII.

(b)Tax Sharing Agreements. Any and all existing Tax sharing or similar agreements involving the Company, shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, the Company shall not have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

(c)Cooperation on Tax Matters. Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return and any Action with respect to Taxes. Such cooperation shall include the retention and, upon request, the provision of records and information which are reasonably relevant to any such Tax Return or Action or any tax planning and shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party further agrees, upon request, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including any Transfer Taxes).

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(d)Preparation of Tax Returns. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns that are filed or required to be filed after the Closing by or with respect to the Company. Purchaser shall provide income Tax Returns that include any Pre- Closing Tax Period to the Representative for review and comment prior to filing.

(e)Allocation of Tax Liability for Straddle Periods. For purposes of the indemnity provisions of this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date, (a “Straddle Period”), (i) the amount of any income Taxes and Taxes measured by receipts, sales, payments or payroll of the Company for the Pre- Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time); provided, however, that any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be determined in accordance with clause (ii) of this Section 7.04(e), (ii) the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and (iii) the amount of Taxes in the form of interest or penalties to the extent relating to a Tax for a Pre-Closing Tax Period shall be treated as relating to the Pre-Closing Tax Period whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(f)Tax Proceedings.

(i)After the Closing, the Representative shall have the right to control the conduct of any Tax audit, examination, or similar proceeding, and any administrative or judicial proceeding relating solely to state or local Taxes involving the Company (“State / Local Tax Proceeding”) that relates exclusively to a Pre-Closing Period, provided, however, that (A) the Representative shall conduct any such State / Local Tax Proceeding diligently and in good faith, (B) the Representative shall provide Purchaser and the Company with a timely and reasonably detailed account of each phase of such State / Local Tax Proceeding, (C) the Representative shall consult with Purchaser and the Company before taking any significant action in connection with such State / Local Tax Proceeding, (D) the Representative shall not submit any written materials prepared or furnished in connection with such State / Local Tax Proceeding without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, (E) Purchaser and the Company shall be entitled to participate in such State / Local Tax Proceeding, including by participating in any in-person meetings or telephone conversation with taxing authorities, and (F) the Representative shall not settle, compromise or abandon any such State / Local Tax Proceeding without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

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(ii)After the Closing, Purchaser shall have the right to control the conduct of any Tax audit, examination, or similar proceeding, and any administrative or judicial proceeding relating to Taxes involving the Company (“Tax Proceeding”) not described in (i); provided, however, that to the extent any such Tax Proceeding relates to a Pre-Closing Tax Period, (A) Purchaser shall provide the Representative with a timely and reasonably detailed account of each phase of such Tax Proceeding, (B) Purchaser shall consult with the Representative before taking any significant action in connection with such Tax Proceeding, (C) Purchaser shall consult with Representative and offer the Representative an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) Purchaser shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (E) Representative shall be entitled to participate in such Tax Proceeding, at the Representative’ expense, and (F) Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)Sales Taxes. Notwithstanding anything herein to the contrary (including Section 7.04(f)), Purchaser may, subject to the provisions of this Section 7.04(g), cause the Company to apply for and enter into voluntary disclosure agreements and/or make any filings or amendments, or any amnesty or similar agreement or filing in respect of Sales Taxes relating to any taxable period ending (or deemed pursuant to Section 7.04(e) to end) on or before the Closing Date (“VDA Filing”); provided that (i) not less than twenty (20) Business Days prior to the filing of each such proposed VDA Filing, Purchaser shall provide the Representative with a draft copy of such proposed VDA Filing for the Representative’s consideration and review; (ii) Purchaser shall consider any comments and/or alternative suggestions made by the Representative on such proposed VDA Filing provided to Purchaser no later than ten (10) Business Days after such proposed VDA Filing is provided to the Representative; (iii) during the ten (10) Business Days after such proposed VDA Filing is provided to the Representative, Purchaser shall, upon request of the Representative, make the personnel of Purchaser and the Company who prepared such VDA Filing reasonably available to the Representative during normal business hours for the purpose of discussing any comments the Representative may have on such VDA Filing (provided that the inclusion of any such comments in such VDA Filing shall be at Purchaser’s discretion); and (iv) Purchaser shall inform the Representative of any proposed settlement with respect to such VDA Filing. For the avoidance of doubt, Purchaser shall be entitled to indemnification pursuant to Section 7.04(a) for any Sales Taxes payable as the result of a VDA Filing that is permitted to be filed pursuant to this Section 7.04(g) attributable to a Pre-Closing Tax Period.

Section 7.05Further Assurances. From and after the Closing, in the event any further action is necessary to carry out the purposes of this Agreement, the Parties and, as applicable, the proper officers, directors, managers or members of each Party, shall take all such necessary action as may be reasonably requested by Purchaser or the Company to achieve such intent.

Section 7.06Release.

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(a)Each of the Sellers, on behalf of itself and each of his, her or its Affiliates, hereby releases and forever discharges Purchaser and its Affiliates, and any individual, joint or mutual, past, present and future representatives, agents, financial advisors, attorneys, other consultants, employees, officers, directors, managers, equityholders, partners, members, controlling persons, subsidiaries, successors and assigns of any of the foregoing (individually, a “Releasee” and, collectively, “Releasees”), from any and all claims, demands, Actions, causes of action, orders, obligations, contracts, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller or any of its respective Affiliates, or any of their respective heirs, executors, administrators or assigns, now has, has ever had, or may hereafter have against any Releasee arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date (all of the foregoing collectively referred to herein as the “Released Claims”); provided, however, that nothing contained herein shall operate to release any obligations of Purchaser under this Agreement or under any other Transaction Document executed and delivered to such Seller by Purchaser at the Closing in connection with the Transactions, or for salaries owed by the Company to such Seller in connection with such Seller’s employment with the Company. Each Seller represents that it has not made any assignment or transfer of any Released Claim or other matter covered by this Section 7.06. Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, or causing to be commenced, any Action of any kind against any Releasee, based upon any matter released hereby.

(b)Each Seller hereby acknowledges and intends that this release shall be effective as a bar to each and every one of the Released Claims hereinabove mentioned or implied. Each Seller expressly consents that this release shall be given full force and effect in accordance with each and every express term or provision, including those (i) relating to any Released Claims hereinabove mentioned or implied or (ii) relating to unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims). Seller and each Seller has read Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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(c)Each Seller understands that Section 1542, or a comparable Law of another jurisdiction, gives it the right not to release existing claims of which it is not aware, unless it voluntarily chooses to waive this right. Having been so apprised, Each Seller nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in his favor, known or unknown, arising out of or related to liabilities arising from any claims or other matters purported to be released pursuant to this Section 7.06. Each Seller acknowledges and agrees that the foregoing waiver is an essential and material term of this Agreement and that, without such waiver, Purchaser would not have agreed to the terms of this Agreement.

Section 7.07Waiver of Milestone Payments. Effective as of the Closing, the Company hereby waives all milestone payments payable by the Purchaser to Company under that certain Supply, Development, and License Agreement, dated as of April 6, 2017, by and between Purchaser and the Company, as amended by Amendment No. 1 thereto, dated as of December 12, 2017 (the “Supply Agreement”), including all payments under Section 3.4 (Milestone Payments) thereof. For the avoidance of doubt, (a) if Closing does not occur on or before November 30, 2018 and (b) the Company has complied with all of (any is not in breach of any of) the terms and conditions set forth in the Supply Agreement, including without limitation, the technology transfer thereunder, the Milestone Payments under Section 3.4 (Milestone Payments) of the Supply Agreement shall be payable by Purchaser to the Company in accordance with the terms of the Supply Agreement; provided, however, that, in the event that the Closing does not occur on or prior November 30, 2018 as a result of (i) the Company’s, Representative’s or any Seller’s breach of this Agreement or (ii) any of the conditions to the obligations of the Purchaser set forth in Section 8.01(a) failing to be satisfied in full on or prior to November 30, 2018, then no such Milestone Payments shall be due from Purchaser to the Company.

ARTICLE VIII CONDITIONS

Section 8.01Conditions to the Obligations of the Purchaser. The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(a)Representations and Warranties. (i) Each of the Fundamental Representations of the Company and the Sellers shall be true and correct in all respects on the date hereof and at and as of the Closing as though such representation or warranty was made at and as of the Closing, and (ii) each of the other representations and warranties made by the Company and the Sellers in this Agreement shall be true and correct in all material respects (if not qualified by materiality or by Material Adverse Effect) and in all respects (if qualified by materiality or by Material Adverse Effect), on the date hereof and at and as of the Closing as though such representation or warranty was made at and as of the Closing, in the case of clauses (i) and (ii) foregoing excluding those representations and warranties made as of a specific date, which shall be so true and correct as of such date.

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(b)Performance of Covenants. Each of the Company, the Representative and the Sellers shall have performed and complied with in all material respects all of the covenants and agreements to the extent required to be performed or complied with by him, her or it under this Agreement prior to or on the Closing Date.

(c)Absence of Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect or any fact, event or circumstance reasonably likely to result in a Material Adverse Effect.

(d)Absence of Litigation. As of the Closing, there shall not be any Action pending or threatened by any Governmental Authority seeking to restrain or prohibit the consummation of the Transactions or which would reasonably be expected to have a Material Adverse Effect.

(e)Governmental Consents. The Company shall have received all necessary consents and approvals of Governmental Authorities or third parties for the consummation of the Transactions.

(f)Certificate. Purchaser shall have received a certificate, duly executed by the Company, certifying as to the satisfaction of each of the conditions set forth in Section 8.02(a)-(e).

(g)Deliveries. The Company and the Sellers shall have delivered or filed or caused to be delivered or filed each item required to be delivered by them pursuant to Section 2.03.

(h)Absence of Orders. There shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the Transactions or any of them not be consummated substantially as herein provided.

(i)Physical Inventory Count. Completion of the Physical Inventory Count in a manner as is reasonably satisfactory to Purchaser.

Section 8.02Conditions to Obligation of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the transactions to be performed by each of them in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(a)Representations and Warranties. (i) Each of the Fundamental Representations of Purchaser shall be true and correct in all respects on the date hereof and at and as of the Closing as though such representation or warranty was made at and as of the Closing, and (ii) each of the other representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (if not qualified by materiality or by material adverse effect) and in all respects (if qualified by materiality or by material adverse effect) on the date hereof and at and as of the Closing as though such representation or warranty was made at and as of the Closing, in the case of clauses (i) and (ii) foregoing excluding those representations and warranties made as of a specific date, which shall be true and correct as of such date.

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(b)Performance of Covenants. Purchaser shall have performed and complied with in all material respects all of the covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c)Certificate. The Representative shall have received a certificate, duly executed by Purchaser, certifying as to the satisfaction of each of the conditions set forth in Section 8.02(a)-(b)

(d)Deliveries. Purchaser shall have delivered or caused to be delivered each item required to be delivered by it pursuant to Section 2.03.

(e)Absence of Orders. There shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the Transactions or any of them not be consummated substantially as herein provided.

ARTICLE IX

INDEMNIFICATION

Section 9.01Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement set forth in any of (x) Section 3.01 (Organization of the Company), Section 3.02 (Authorization of Transactions by the Company), Section 3.05 (Subsidiaries), Section 3.06 (Capitalization), Section 3.07 (Brokers’ Fees), Section 3.12 (Assets), Section 3.22 (Affiliate Transactions), Section 4.01 (Shares), Section 4.02 (Authorization of Transactions by the Sellers), Section 4.05 (Investor Suitability), Section 4.06 (Investment Experience), Section 4.07 (Purchase for Own Account), Section 4.08 (Acknowledgments), Section 4.09 (Restrictive Legends) and Section 4.10 (Limitation of Representations) (each of the foregoing in this clause (x), a “Seller Fundamental Representation”), and (y) Section 5.01 (Organization of Purchaser), Section 5.02 (Authorization of Transactions by Purchaser) and Section 5.05 (Brokers’ Fees) (each of the foregoing in this clause (y), a “Purchaser Fundamental Representation,” and, collectively with the Seller Fundamental Representations, the “Fundamental Representations”)) shall survive the execution and delivery of this Agreement and the consummation of the Transactions and shall continue in full force and effect for ten years following the date of this Agreement thereafter. Notwithstanding the foregoing, (a) the representations and warranties of the Company set forth in Section 3.14 (Tax Matters), and Section 3.19 (Employee Benefits) shall survive the Closing and continue in full force and effect until the date that is ninety (90) days following the expiration of the statute of limitations applicable to any claim arising under any such representation or warranty (after giving effect to any extensions or waivers thereof), (b) the representations and warranties of the Company set forth in Section 3.15 (Intellectual Property) shall survive the Closing until the date that is forty- eight (48) months following the Closing Date and (c) all other representations and warranties other than the Fundamental Representations and other than the representations and warranties referenced in clause (a) foregoing shall survive the Closing until the date that is twelve (12) months following the Closing Date. Notwithstanding the foregoing, (A) the representations and warranties of each Party under this Agreement shall survive in accordance with this Section 9.01, regardless of any investigation made by or on behalf of any Party or any knowledge any Party may have with respect to any misrepresentation or breach at the time of the Closing, (B) any representation or warranty that would otherwise terminate in accordance with the immediately preceding sentence shall

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survive and continue in full force and effect if a notice shall have been timely given under Section 9.6 or Section 9.07 (as applicable) on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this ARTICLE IX, and (C) the obligations of the Sellers to indemnify and hold harmless Purchaser for any claim based on or arising out of fraud, gross negligence, willful misconduct, intentional misrepresentation or knowing and intentional breach of any of the provisions of this Agreement shall not terminate.

Section 9.02Indemnification by the Principal Shareholders.

(a)The Principal Shareholders shall, on a several but not joint basis, indemnify and hold harmless the Purchaser and each of its Affiliates (including, from and after the Closing, the Company), and each of the officers, directors, managers, equity holders, partners, employees, agents, successors, permitted assigns and representatives of the foregoing, and any Person claiming by or through any of them (each, a “Purchaser Indemnified Party”), against and in respect of any and all claims, costs, expenses, penalties, damages, liabilities, diminution in value, losses or deficiencies (including reasonable attorneys’ fees and other costs and expenses incident to any suit, action, settlement or proceeding) (“Damages”) arising out of, resulting from, or incurred in connection with:

(i)any inaccuracy in any representation or the breach of any warranty made by the Company in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto (with the Damages related thereto (and not the inaccuracy) to be determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect” or other terms of similar import or effect);

(ii)the breach by the Company of any covenant or agreement to be performed by it hereunder or under any other Transaction Document, or by the Representative of any covenant or agreement to be performed by him, her or it hereunder or under any other Transaction Document;

(iii)the Company’s failure to obtain the written consent of Goodrich Corporation to the transactions contemplated by this Agreement under the United Technologies Corporation Standard Terms and Conditions of Purchase - Product - November 2016 Version, applicable to Purchase Order: 200680470, dated as of May 8, 2018, by and between Goodrich Corporation and the Company; and

(iv)any claim regarding or other challenge to the form or amount of consideration payable or paid to the Sellers or Optionholders in accordance with the terms of this Agreement or the other Transaction Documents.

Any Taxes (and related Damages) resulting from a breach of a covenant or agreement to be performed by the Company hereunder or under any other Transaction Document, or by the Representative of any covenant or agreement to be performed by him, her or it hereunder or under any other Transaction Document shall be governed by Section 7.04(a) rather than Section 8.02(a)(ii).

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(b)Each Principal Shareholder shall, on a several but not joint basis, indemnify and hold harmless the Purchaser Indemnified Parties, against and in respect of any and all Damages arising out of, resulting from, or incurred in connection with:

(i)any inaccuracy in any representation or the breach of any warranty made by such Seller in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto (in each case, the existence of such inaccuracy or breach, and in each case, the Damages related thereto, to be determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect” or other terms of similar import or effect); and

(ii)the breach by such Seller of any covenant or agreement to be performed by such Seller hereunder or under any other Transaction Document.

Any Taxes (and related Damages) resulting from a breach of a covenant or agreement to be performed by any Seller hereunder or under any other Transaction Document shall be governed by Section 7.04(a) rather than Section 8.02(b)(ii).

Section 9.03Indemnification by Purchaser. The Purchaser shall indemnify and hold harmless the Sellers (pro rata based on their respective Percentage Allocations) and each of their respective Affiliates, employees, agents, successors, permitted assigns and representatives, and any Person claiming by or through any of them (each, a “Seller Indemnified Party”), against and in respect of any and all Damages arising out of, resulting from, or incurred in connection with:

(a)any inaccuracy in any representation or the breach of any warranty made by Purchaser in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto (in each case, the existence of such inaccuracy or breach, together with the Damages related thereto, determined without regard to any qualifications therein referencing the term “materiality,” “material adverse effect” or other terms of similar import or effect); and

(b)the breach by Purchaser of any covenant or agreement to be performed by it hereunder or under any other Transaction Document.

Section 9.04Limitations on Indemnification.

(a)Threshold.

(i)The Sellers shall not be required to indemnify any Purchaser Indemnified Party pursuant to, and shall not have any liability under, Section 9.02(a)(i) until the aggregate amount of all Damages for which the Sellers would, but for this Section 9.04(a)(i), be liable under Section 9.02 exceeds on a cumulative basis an amount equal to $100,000 (the “Threshold”), in which case, the Sellers shall become liable for all of such Damages (i.e., if such cumulative Damages exceed the Threshold, this Section 9.04(a)(i) shall be without effect in respect thereof); provided, however, that the Threshold shall not apply to any Damages related to any inaccuracy or breach of any Seller Fundamental

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Representation, or of Section 3.14 (Tax Matters), Section 3.19 (Employee Benefits), or Section 3.15 (Intellectual Property), or any claim based on fraud, gross negligence, willful misconduct, intentional misrepresentation or knowing and intentional breach of any of the provisions of this Agreement or any other Transaction Document.

(ii)Purchaser shall not be required to indemnify any Seller Indemnified Party pursuant to, and shall not have any liability under, Section 9.03(a) until the aggregate amount of all Damages for which Purchaser would, but for this Section 9.04(a)(ii), be liable under Section 9.03 exceeds on a cumulative basis an amount equal to the Threshold, in which case, Purchaser shall become liable for all of such Damages (i.e., if such cumulative Damages exceed the Threshold, this Section 9.04(a)(ii) shall be without effect in respect thereof); provided, however, that the Threshold shall not apply to any Damages related to any inaccuracy or breach of any Purchaser Fundamental Representation or any claim based on fraud, gross negligence, willful misconduct, intentional misrepresentation or knowing and intentional breach of any of the provisions of this Agreement or any other Transaction Document.

(b)Cap.

(i)The Sellers shall not be required to indemnify any Purchaser Indemnified Party pursuant to, and shall not have any further liability under Section 9.02(a) once the aggregate amount of all payments made by or on behalf of the Sellers, collectively, in respect of the indemnification obligations under Section 9.02(a) equals (A) the aggregate amount of Closing Consideration, plus (B) the fair market value (based on the weighted average closing price of the common stock of Purchaser on NASDAQ during the twenty (20) consecutive trading days immediately prior to the date hereof)) of the shares of Purchaser Stock issued to the Sellers at Closing, plus (C) any cash proceeds released to the Sellers from the Escrow Account and plus (D) the fair market value (based on the weighted average closing price of the common stock of Purchaser on NASDAQ during the twenty (20) consecutive trading days immediately prior to the date hereof) of any shares of Indemnification Escrow Stock released to the Sellers from the Escrow Account (the “Total Indemnity Cap”).

(ii)Purchaser shall not be required to indemnify any Seller Indemnified Party pursuant to, and shall not have any further liability under, (A) Section 9.03(a)(i) once the aggregate amount of all payments made by Purchaser in respect of the indemnification obligations under Section 9.03(a)(i) equals the Total Indemnity Cap; provided that this Section 9.04(b)(ii) shall not apply to any Damages related to any inaccuracy or breach of any Purchaser Fundamental Representation or any claim based on fraud, gross negligence, intentional misrepresentation or knowing and intentional breach of any of the provisions of this Agreement or any Transaction Document, and no such amounts shall be counted towards the Cap and (B) Section 9.03 once the aggregate amount of all payments made by or on behalf of the Purchaser, collectively, in respect of the indemnification obligations under Section 9.03 equals the Total Indemnity Cap.

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(c)Indemnification Priority.

(i)Any claim for indemnification made pursuant to Section 9.02(a)(i), Section 9.02(a)(ii) or Section 9.02(b) shall be made in the following order of priority: (A) first, to the extent that any Indemnification Escrow Stock remains in the Escrow Account, from the Indemnification Escrow Stock, (B) second, to the extent that any Indemnification Escrow Stock has been sold for cash, from such cash in an amount not to exceed, together with all amounts recovered pursuant to Section 9.04(c)(i)(A), $3,000,000 (other than claims with respect to breaches of the representations and warranties set forth in Section 3.15 (Intellectual Property), which shall be subject to Section 9.02(c)(ii) below), and (C) third, directly from the Principal Shareholders.

(ii)Any claim for indemnification made with respect to breaches of the representations set forth in Section 3.15 (Intellectual Property) pursuant to Section 9.02(a)(i) shall be satisfied from the IP Indemnification Escrow Funds in an amount not to exceed $4,000,000.

(iii)Any claim for indemnification made pursuant to Section 9.02(a)(iii) or Section 9.02(a)(iv) shall be made in the following order of priority: (A) first, to the extent that any Indemnification Escrow Stock remains in the Escrow Account, from the Indemnification Escrow Stock, (B) second, to the extent that any Indemnification Escrow Stock has been sold for cash, from such cash in an amount not to exceed, together with all amounts recovered pursuant to Section 9.04(c)(iii)(A), $3,000,000, and (C) third, directly from the Principal Shareholders.

(iv)Any claim for indemnification made pursuant to Section 7.04(a) in respect of Sales Taxes shall be made in the following order of priority: (A) first, from the Sales Tax Indemnification Escrow Funds until such funds have been exhausted, (B) second, to the extent that any Indemnification Escrow Stock remains in the Escrow Account, from the Indemnification Escrow Stock, (C) third, to the extent that any Indemnification Escrow Stock has been sold for cash, from such cash in an amount not to exceed, together with all amounts recovered pursuant to Section 9.04(c)(iv)(A), $3,000,000, and (D) fourth, directly from the Principal Shareholders.

Section 9.05Special Definitions. Any Person providing indemnification pursuant to the provisions of this ARTICLE XI is hereinafter referred to as an “Indemnifying Party.”

Section 9.06Procedures for Third-Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a “Third-Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand for which such Indemnified Party has knowledge and as to which it may request indemnification hereunder (provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party is prejudiced thereby). Except as otherwise provided herein, the Indemnifying Party shall have the right to defend and to direct the defense against any such Third- Party Claim (other than any Third Party Claim that constitutes or arises out of a Tax Proceeding), in its name or in the name of the Indemnified Party, as the case may be, at the expense of the

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Indemnifying Party, and with counsel selected by the Indemnifying Party; provided, however, the Indemnifying Party shall not be entitled to assume the defense or control of a Third-Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (a) the Indemnifying Party does not acknowledge to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim, (b) such Third-Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party or the Company, (c) such Third-Party Claim involves any criminal proceeding, action, indictment, allegation or investigation, (d) such Third-Party Claim is by or on behalf of any material customer of the Company, (e) the Indemnified Party reasonably believes an adverse determination with respect to the Action giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (f) the claim involves environmental, health or safety matters in which case the Indemnified Party shall have sole control and management authority over the resolution of such claim or (g) counsel to the Indemnified Party shall have reasonably concluded that (A) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third- Party Claim or (B) the Indemnified Party has one or more defenses not available to the Indemnifying Party; provided, further, in the event any Third-Party Claim is brought or asserted which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to this ARTICLE XI, for any reason, the Indemnified Party may elect to participate in a joint defense of such Third-Party Claim for which the expenses of such joint defense will be shared equally by such Parties and the retention of counsel shall be reasonably satisfactory to both Parties. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third-Party Claim described in clause (a) though (g) above or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third- Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. No compromise or settlement of any Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (x) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such Indemnified Party or its Affiliates and (y) each Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from liability or obligation with respect to such claim. In the event that the Indemnified Party assumes the defense or control of such Third-Party Claim, the Indemnifying Party shall have the right to participate in the defense of any Third-Party Claim with counsel employed at its own expense. The Indemnifying Party shall have no indemnification obligations with respect to any Third-Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that there is an inconsistency between this Section 9.06 and Section 7.04 as it relates to a Tax matter, the provisions of Section 7.04 shall govern.

Section 9.07Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder other than as a result of a Third-Party Claim (an “Inter-Party Claim”), the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim (to the extent then reasonably determinable by the Indemnified Party) and the basis of such claim in reasonable detail (provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and

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then solely to the extent, the Indemnifying Party is prejudiced thereby). The Indemnified Party shall provide the Indemnifying Party upon advance written notice by the Indemnifying Party, with reasonable access within normal business hours to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnifying Party shall notify the Indemnified Party within ten (10) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE XI. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this ARTICLE XI, and the Indemnifying Party shall pay the amount of such liability (in accordance with Section 9.08) to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) is finally determined by the Indemnified Party.

Section 9.08Offset. Subject to the limitations of the Sellers’ liability set forth in this ARTICLE XI, in the event of any Damages for which any Purchaser Indemnified Party has a right to indemnification under this Agreement, the Purchaser may, at its option, offset the amount of such Damages against any other payment obligations Purchaser has to the applicable Seller(s) or any of their respective Affiliates under this Agreement or any other contract.

Section 9.09Anti-Circularity. Notwithstanding anything herein to the contrary, if any Purchaser Indemnified Party seeks indemnification from any Seller under this ARTICLE IX, then the Sellers agree that, notwithstanding any right to indemnification, advancement or contribution that such Seller or its Affiliates may have from the Company pursuant to applicable Law, the Purchaser’s or Company’s organizational documents or any contractual theory, that such Seller hereby waives any such right to indemnification, advancement or contribution.

Section 9.10Payments.

(a)Until the Indemnification Escrow Funds have been exhausted or released pursuant to Section 9.10(d) or Section 9.10(e), as applicable, promptly following the final determination of the amount of any Damages payable to any Purchaser Indemnified Party pursuant to Section 7.04(a) or this ARTICLE IX, Purchaser and the Representative shall diver a Joint Written Direction (as defined in the Stock Escrow Agreement) to the Escrow Agent directing to Escrow Agent to release to Purchaser a number of shares of Purchaser Stock having a value equal to such amount (based on the weighted average closing price of the common stock of Purchaser on NASDAQ during the twenty (20) consecutive trading days immediately prior to the date hereof).

(b)Following such time as the Indemnification Escrow Funds have been exhausted or released pursuant to Section 9.10(d) or Section 9.10(e), as applicable, following the final determination of the amount of any Damages payable to a Purchaser Indemnified Party pursuant to Section 7.04(a) or this ARTICLE IX, the Principal Shareholders shall promptly and in any event within five (5) days after the final determination of such Damages, pay to the Purchaser Indemnified Parties, by wire transfer of immediately available funds, cash in an amount equal to the difference between the amount of such Damages, minus the portion thereof that Purchaser has satisfied from the Indemnification Escrow Funds. Any liability of the Principal Shareholders

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pursuant to this Section 9.10(b) shall be several but not joint among them; provided, however, that no Seller shall have any indemnification obligations in respect of any Individual Seller Breach by any other Seller.

(c)Promptly and in any event within fifteen (15) days following the final determination of the amount of any Damages payable to a Seller Indemnified Party pursuant to this ARTICLE IX, the Purchaser shall pay the Representative (for the benefit of the Sellers), by wire transfer of immediately available funds, cash in an amount equal to the amount of such Damages.

(d)Each of Purchaser and the Representative covenants and agrees that, no later than 11:59 p.m. Eastern time on the date that is twelve (12) months following the Closing Date, it shall deliver a Joint Written Direction (as defined in the Stock Escrow Agreement) to the Escrow Agent directing the Escrow Agent to release to the Representative for the benefit of the Principal Shareholders a number of shares of Purchaser Stock equal to (i) in the event that Indemnification Escrow Stock remains in the Escrow Account, (A) all Indemnification Escrow Stock held in the Escrow Account, minus (B) a number of shares of Indemnification Escrow Stock having a value equal to the aggregate amount of all Unresolved Indemnification Claims (as defined in the Stock Escrow Agreement) (other than Unresolved Indemnification Claims made pursuant to Section 9.02(a)(iii) or Section 9.02(a)(iv)) (based on the weighted average closing price of the common stock of Purchaser on NASDAQ during the twenty (20) consecutive trading days immediately prior to the date hereof) and (ii) cash in the amount of $3,000,000 minus the amounts set forth in Section 9.1(d)(i).

(e)Each of Purchaser and the Representative covenants and agrees that, no later than 11:59 p.m. Eastern time on the date that is forty-eight (48) months following the Closing Date, it shall deliver a Joint Written Direction (as defined in the Cash Escrow Agreement) to the Escrow Agent directing the Escrow Agent to release to the Representative for the benefit of the Principal Shareholders all Indemnification Escrow Funds held pursuant to the Cash Escrow Agreement in the IP Indemnification Escrow Account (as defined in the Cash Escrow Agreement) minus the amount of all Unresolved IP Indemnification Claims (as defined in the Cash Escrow Agreement).

(f)Each of Purchaser and the Representative covenants and agrees that, no later than 11:59 p.m. Eastern time on the date that is twenty-four (24) months following the Closing Date, it shall deliver a Joint Written Direction (as defined in the Cash Escrow Agreement) to the Escrow Agent directing the Escrow Agent to release to the Representative for the benefit of the Principal Shareholders all Indemnification Escrow Funds held pursuant to the Cash Escrow Agreement in the Sales Tax Indemnification Escrow Account (as defined in the Cash Escrow Agreement) minus the amount of all Unresolved Sales Tax Indemnification Claims (as defined in the Cash Escrow Agreement).

Section 9.11Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this ARTICLE IX shall be treated by the Parties hereto, for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Sellers in the Transactions, to the extent permitted by law.

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ARTICLE X

TERMINATION

Section 10.01Termination.  This Agreement may be terminated as provided below:

(a)by mutual written consent of the Representative and Purchaser;

(b)by either Purchaser or the Representative if there has been a material breach or failure to perform on the part of the other Party (which. for purposes of this Section 10.01(b), shall include, in the case of the Representative, the Company and each of the Sellers) of any representation. warranty. covenant or agreement contained in this Agreement, which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 8.02(a) or Section 8.02(b), as applicable, to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within five (5) days following receipt by such Party of written notice of such breach or failure from the other Party (it being understood and hereby agreed that neither Party may terminate this Agreement pursuant to this Section 10.01(b) if such breach or failure is cured within such five (5) day period);

(c)by either Purchaser or the Representative if a Governmental Authority of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining. enjoining or otherwise prohibiting the Transactions or any of them (provided that the Party seeking to terminate this Agreement pursuant to this Section 10.01(c) shall have complied with its obligations under Section 6.04 by using its reasonable best efforts to have any such order. decree ruling or other action vacated or lifted);

(d)by either Purchaser or the Company if the Transactions have not been consummated by December 21, 2018; provided. However, that in no case shall either Purchaser or the Company be entitled to terminate this Agreement pursuant to this Section 10.01(d) if such Party's willful or knowing breach of this Agreement has prevented the consummation of the Transactions.

Section 10.02Effect of Termination. Except for the provisions of Section 6.01, Section 6.02(a), ARTICLE IX, ARTICLE XI and this Section 10.02, each of which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to any other Party hereto or its equityholders or directors or officers in respect thereof.

ARTICLE XI

MISCELLANEOUS

Section 11.01Representative.

(a)Each  Seller, by virtue of his, her or its approval of this Agreement and/or acceptance of any consideration contemplated by ARTICLE II, shall have irrevocably nominated, constituted and appointed the Representative as the agent, agent for service of process and true and lawful attorney-in-fact of such Seller, with full power of substitution, to act in the name, place and

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stead of such Seller with respect to this Agreement and the taking by the Representative of any and all actions (whether prior to, contemporaneously with, or after such nomination, constitution and appointment) and the making of any decisions required or permitted to be taken or made by the Representative under this Agreement, which in each case and as applicable shall have accordingly been ratified by such Seller, including the exercise of the power to execute, deliver, acknowledge, certify and file (in the name of any or all of the Sellers or otherwise) any and all documents and to take any and all actions that the Representative may, in its sole discretion, determine to be necessary, desirable or appropriate on or after the date of this Agreement, including the power to act on behalf of any Seller in any dispute, litigation or arbitration involving this Agreement and the power to receive on behalf of, and to distribute (after payment of any unpaid expenses chargeable to a Seller in connection with the transactions contemplated by this Agreement), all amounts payable to such Seller under the terms of this Agreement.

(b)All notices delivered by the Purchaser or the Company following the Closing to the Representative (whether pursuant to this Agreement or otherwise) shall constitute notice to the Sellers.

(c)Without limiting the generality of Section 11.01 and notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be entitled to deal exclusively with the Representative on all matters described in Section 11.01(a), and each Seller Indemnified Party shall be entitled to deal exclusively with the Representative on all matters relating to ARTICLE IX, Section 7.04(a) or Section 11.01(a) and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Representative, and on any other action taken or purported to be taken by the Representative on behalf of any Seller by the Representative, as fully binding upon such Seller.

(d)The Representative may, by providing written notice to the Purchaser, at any time designate James Millerd as the replacement or substitute Representative with respect to all or any portion of the Representative’s responsibilities or authorities (provided, that once such substitution or replacement is made, the Representative may not rescind such replacement or substitution with respect to the particular matters that such replacement and/or substitution pertains), and each Seller, by virtue of his, her or its approval of this Agreement, hereby consents to such replacement and/or substitute Representative, as applicable. If the Representative shall resign, die, become disabled, be dissolved or otherwise be unable to fulfill its responsibilities as representative of the Sellers, then the Sellers shall, by majority vote within thirty (30) days after such death, disability or dissolution, appoint a successor representative reasonably acceptable to Purchaser. If a successor representative is not so appointed within such period, then Neal Brock shall automatically be appointed the Representative at the end of such period. Any successor appointed pursuant to either of the two preceding sentences shall become the “Representative” for purposes of this Agreement.

(e)No bond shall be required of the Representative and the Representative shall receive no compensation for its services. The Representative shall not be liable to any Seller for any act done or omitted hereunder as the Representative while acting in good faith and in the exercise of its reasonable business judgment with respect to any matter arising out of or in connection with the

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acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Representative shall be entitled to be indemnified by the Sellers for any loss, liability or expense incurred on the part of the Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder.

Section 11.02No Third-Party Beneficiaries. Except as expressly set forth in Section 7.04(a) and ARTICLE IX, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.03Remedies. Notwithstanding anything herein to the contrary, the Company, the Sellers and the Representative hereby agree that, in the event that the Company, the Sellers or the Representative violate any provisions of this Agreement, the remedies at Law available to Purchaser may be inadequate. In such event, Purchaser shall have the right, in addition to all other rights and remedies they may have, to specific performance and/or injunctive or other equitable relief (including rights of rescission) to enforce or prevent any violations by the Company, the Sellers or the Representative of this Agreement. Notwithstanding anything herein to the contrary, the Purchaser hereby agrees that, in the event that the Purchaser violates any provisions of this Agreement, the remedies at Law available to the Sellers may be inadequate. In such event, the Sellers shall have the right, in addition to all other rights and remedies they may have, to specific performance and/or injunctive or other equitable relief (including rights of rescission) to enforce or prevent any violations by the Purchaser of this Agreement.

Section 11.04Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 11.05Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither of the Purchaser on the one hand nor the Company, the Representative or any Seller on the other hand may assign either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the other; provided, that the Purchaser may (a) assign any or all of their rights and interests hereunder to one or more of their Affiliates or to any of their financing sources as collateral security and (b) designate one or more of their Affiliates to perform either of their respective obligations hereunder.

Section 11.06Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

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Section 11.07Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.08Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses and facsimile numbers:

If to Purchaser or, following the Closing, the Company:

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, CA 95035

Facsimile: (408) 545-6000 Attention: Janet Taylor

with copies (which shall not constitute notice) to:

Winston & Strawn LLP 333 South Grand Avenue

Los Angeles, California 90071 Facsimile:

(213) 615-1750 Attention: Eva Davis

If to the Sellers or the Representative:

c/o Hecker, PLLC

405 W. Franklin

Tucson, AZ 85701

Facsimile: (520) 620-0405

Phone: (949) 212-6492

Email: fz1arizona@gmail.com

Attention: Lawrence M. Hecker

with a copy (which shall not constitute notice) to:

Hecker PLLC

405 W. Franklin

Tucson, Arizona 85701

Facsimile: (520) 620—0405

Attention: Lawrence Hecker

and

James Wyant

1881 No. King Road

Tucson, AZ 85749

Facsimile: [] Telephone:

(520) 906-0983

Email: jcwyant@optics.arizona.edu

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All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 11.08 or by facsimile transmission to the facsimile number as provided in this Section 11.08, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time of the recipient or on a day other than a Business Day, then on the next proceeding Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 11.08, be deemed given on the earlier of the third (3rd) Business Day following mailing or upon receipt and (c) if delivered by overnight courier to the address as provided for in this Section 11.08, be deemed given on the earlier of the first (1st) Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.08. Any Party from time to time may change his, her or its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to each of the other Parties hereto.

Section 11.09Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Representative and Purchaser. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

Section 11.10Incorporation of Schedules. The schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The information set forth in each section or subsection of the Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties set forth in the corresponding section or subsection of this Agreement.

Section 11.11Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement.

Section 11.12Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and (e) the word “including” means “including without limitation.”

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Section 11.13Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.14Waiver of Jury Trial.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.15Consent to Jurisdiction; Choice of Forum. Solely with respect to disputes and claims with respect to which a Party seeks specific performance pursuant to Section 11.09, each of the Parties to this Agreement hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in respect of the claims with respect to which a Party seeks specific performance pursuant to Section 11.16 and waives, and agrees not to assert, any defense in any action for such interpretation or enforcement that such Party is not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon any Party by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address as provided in Section 11.08.

Section 11.16Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of Section 7.01 (Press Releases) and 7.02 (Confidentiality; Non-Competition; Non-Solicitation; Non- Disparagement Confidentiality) were not performed in accordance with their specific terms or otherwise were breached. Accordingly, each Party agrees that the other Parties shall be entitled to, in addition to any other remedy which it may be entitled to at law or in equity, an injunction or injunctions to prevent breaches of the provisions of Section 7.01 (Press Releases) or Section 6.02 (Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement Confidentiality))  at any time, and, in each case, to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the state and federal courts located in the State of Delaware.

Section 11.17Arbitration.

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(a)Except for disputes and claims with respect to which a Party seeks specific performance pursuant to Section 11.16 (which may be pursued in any state and federal court in the State of Delaware), each Party agrees that arbitration administered by JAMS, Inc. in accordance with its JAMS Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the Parties under this Agreement, whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.

(b)The Parties hereto agree that (i) one arbitrator shall be appointed pursuant to the JAMS Rules to conduct any such arbitration, (ii) such arbitrator shall have at least 15 years of experience with respect to asset purchase agreements and complex commercial contracts, (iii) all meetings of the Parties and all hearings with respect to any such arbitration shall take place in Phoenix, Arizona and (iii) each Party to the arbitration shall bear its own costs and expenses (including all attorneys’ fees and expenses, except to the extent otherwise required by applicable Law), and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the Parties. Notwithstanding anything to the contrary contained in the Escrow Agreements, as between the Sellers and Purchaser, the Representative (on behalf of the Sellers) and Purchaser shall each bear fifty percent (50%) of the fees and expenses that such Persons are jointly and severally responsible for under the Escrow Agreements.

(c)In addition, the Parties hereto agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the Parties hereto), and (ii) the arbitrator shall have no greater authority to award any relief than a court having proper jurisdiction pursuant to Section 11.15. Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the “Arbitration Information”) shall be kept confidential by the Parties subject to Section 11.17(d), and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal.

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(d)In the event that any Party or any of such Party’s Affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other Parties promptly of the request or requirement so that any such other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 11.17. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its Affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use reasonable efforts to obtain, at the request and expense of such other Party, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as such other Party shall designate. Notwithstanding anything in this Section 11.17 to the contrary, the Parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the disclosing Party’s acts or omissions or the acts or omissions of such Party’s Affiliates, associates or representatives. The Parties agree that, subject to the right of any Party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 11.17, the decision, judgment, ruling, finding, award or other determination of any arbitration under the JAMS Rules shall be final, conclusive and binding on all of the Parties hereto; provided, however, that nothing in this Section 11.17 shall prohibit any Party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

Section 11.18Disclosure Schedules. The information set forth in each section or subsection of the Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Company set forth in the corresponding section or subsection of this Agreement and any other section or subsection of ARTICLE III, but only to the extent that it is expressly stated on the face of the disclosure that it applies to such other section or subsection of ARTICLE III.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PURCHASHER

NANOMETRICS INCORPORATED
a Delaware corporation

By:	/s/ Pierre-Yves Lesaicherre
Name:	Pierre-Yves Lesaicherre
Title:	President and Chief Executive Officer

[Signature Page -Stock Purchase Agreement]

COMPANY

4D TECHNOLOGY CORPORATION
an Arizona corporation

By:	/s/ James Millard
Name:	James Millard
Title:	President

REPRESENTATIVE

/s/ Dr. James Wyant
Dr. James Wyant

[Signature Page - Stock Purchase Agreement]

SELLERS

The Family Trust under the Wyant Living Trust U/A September 8, 2000
/s/ James Wyant
James Wyant, Trustee

/s/ James Millerd
James Millerd

/s/ Neal Brock
Neal Brock

/s/ Brad Kimbrough
Brad Kimbrough

/s/ Steve Martinek
Steve Martinek

/s/ James Senrad
James Senrad

/s/ Catherine Ornstein
Catherine Ornstein

/s/ Michael North-Morris
Michael North-Morris

/s/ Eric Frey
Eric Frey

/s/ Chris Lesadd
Chris Lesadd

/s/ Don Roberts
Don Roberts

/s/ Erik Novak
Erik Novak

/s/ John Hayes
John Hayes

[Signature Page - Stock Purchase Agreement]

The exhibits and schedules have been excluded and the registrant agrees to furnish them supplementally to the Securities and Exchange Commission upon request.